Exhibit 10(s)

                            ASSET PURCHASE AGREEMENT

                                     Among

                             TELEVUE SYSTEMS, INC.,

                           VIACOM INTERNATIONAL INC.

                          INTERMEDIA PARTNERS IV, L.P.

                                      and

                               RCS PACIFIC, L.P.

                          Dated as of January 20, 1995



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                               TABLE OF CONTENTS
                                                                      Page
                                                                      ----
ARTICLE I - DEFINITIONS ......... ....................................    1

     Section 1.1  Definitions .........................................   1

ARTICLE II - PURCHASE AND SALE OF ASSETS .............................   19

     Section 2.1  Acquired Assets ....................................   19
     Section 2.2  Excluded Assets ....................................   20
     Section 2.3  Efforts to Obtain Consents .........................   21
     Section 2.4  Lack of Regulatory Approvals; Right of First Refusal
                  Franchise Areas ....................................   21
     Section 2.5  Reorganization .....................................   23
     Section 2.6  Purchase Price Allocations .........................   24

ARTICLE III - ASSUMPTION OF LIABILITIES ..............................   24

     Section 3.1  Assumption of Liabilities ..........................   24
     Section 3.2  Retained Liabilities ...............................   24

ARTICLE IV - PURCHASE PRICE ..........................................   25

     Section 4.1  Purchase Price .....................................   25
     Section 4.2  Calculation of Adjustment Amounts ..................   31
     Section 4.3  Adjustment Payment .................................   32
     Section 4.4  Proration ..........................................   32

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF
            TELEVUE AND VIACOM .......................................   33

     Section 5.1  Corporate Existence and Power ......................   33
     Section 5.2  Corporate Authorization ............................   33
     Section 5.3  Governmental Authorization .........................   33
     Section 5.4  Consents ...........................................   33
     Section 5.5  NonContravention ...................................   34
     Section 5.6  Binding Effect .....................................   34
     Section 5.7  Financial Statements ...............................   34
     Section 5.8  Systems; Local Authorizations and
                  FCC Authorizations .................................   34
     Section 5.9  Absence of Changes .................................   35
     Section 5.10 Subsidiaries .......................................   36
     Section 5.11 Assets .............................................   36
     Section 5.12 Intellectual Property ..............................   36
     Section 5.13 Material Contracts .................................   36
     Section 5.14 Litigation .........................................   36
     Section 5.15 Compliance with LegalRequirements ..................   37
     Section 5.16 Employees ..........................................   37
     Section 5.17 Finders' Fees ......................................   38
     Section 5.18 Real Property ......................................   38
     Section 5.19 Environmental Matters ..............................   38
     Section 5.20 FCC and Copyright ..................................   39
     Section 5.21 Taxes ..............................................   39
     Section 5.22 Telecom Capital Expenditures .......................   40
     Section 5.23 Reorganizations ....................................   40
     Section 5.24 Accounts Receivable, Net ...........................   40

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF BUYER
             AND INTERMEDIA ..........................................   41

     Section 6.1  Partnership Existence and Power ....................   41
     Section 6.2  Partnership Authorization ..........................   41
     Section 6.3  Governmental Authorization .........................   41
     Section 6.4  Consents ...........................................   41
     Section 6.5  NonContravention ...................................   41
     Section 6.6  Binding Effect .....................................   41
     Section 6.7  No Violations of FCC Cross
                  Ownership Rules ....................................   42
     Section 6.8  FCC Certificate ....................................   42
     Section 6.9  Finders' Fees ......................................   42
     Section 6.10 Limited Partner Guaranty ...........................   42
     Section 6.11 First Pledge Agreement .............................   42
     Section 6.12 Value Guarantee Agreement ..........................   42
     Section 6.13 Second Pledge Agreement ............................   42
     Section 6.14 Note ...............................................   43

ARTICLE VII - COVENANTS OF TELEVUE ...................................   43

     Section 7.1  Conduct of the Business ............................   43
     Section 7.2  Telecom Partnerships ...............................   43
     Section 7.3  Access to Information;
                  Confidentiality ....................................   44
     Section 7.4  Additional Financial Statements
                  and Reports ........................................   44
     Section 7.5  Nashville Franchise ................................   45
     Section 7.6  Material Adverse Changes ...........................   45
     Section 7.7  Taxes ..............................................   45
     Section 7.8  Local Authorization and Material
                  Contract Amendments.................................   46
     Section 7.9  Reorganizations ....................................   46
     Section 7.10 Noncompetition .....................................   46


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     Section 7.11 Telecom Partnership Leases .........................   47
     Section 7.12 IRS ruling .........................................   47

ARTICLE - VIII  OTHER COVENANTS ......................................   47

     Section 8.1  HartScottRodino ....................................   47
     Section 8.2  Efforts; Filing and Consents .......................   47
     Section 8.3  Release of the Cable Group .........................   51
     Section 8.4  Notices of Certain Events ..........................   51
     Section 8.5  Employment .........................................   52
     Section 8.6  Further Assurances .................................   52
     Section 8.7  Taxes ..............................................   52
     Section 8.8  Employee Matters ...................................   53
     Section 8.9  WARN ...............................................   55
     Section 8.10 FCC Certificate ....................................   55
     Section 8.11 Confidentiality ....................................   56
     Section 8.12 Approved Capital Expenditure Plan ..................   56
     Section 8.13 Reimbursement of Capital
                  Expenditures .......................................   56

ARTICLE IX - CONDITIONS TO THE OBLIGATIONS OF BUYER ..................   57

     Section 9.1  Representations and Warranties;
                  Covenants ..........................................   57
     Section 9.2  HSR Act ............................................   57
     Section 9.3  Consented Subscribers ..............................   57
     Section 9.4  Required Consents ..................................   57
     Section 9.5  Absence of Injunction ..............................   58
     Section 9.6  PVIT Assets ........................................   58
     Section 9.7  Opinions ...........................................   58

ARTICLE X - CONDITIONS TO THE OBLIGATIONS OF TELEVUE .................   58

     Section 10.1  Representations and Warranties;
                   Covenants .........................................   58
     Section 10.2  HSR Act ...........................................   58
     Section 10.3  Consented Subscribers .............................   58
     Section 10.4  Opinions ..........................................   58
     Section 10.5  Consents ..........................................   59
     Section 10.6  Absence of Injunction .............................   59
     Section 10.7  FCC Certificate and Related Tax
                   Matters ...........................................   59
     Section 10.8  Reorganizations ...................................   59
     Section 10.9  Limited Partner Guarantee .........................   60
     Section 10.10 First Pledge Agreement ............................   60



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ARTICLE XI - TERMINATION .............................................   60

     Section 11.1  Termination .......................................   60
     Section 11.2  Effect of Termination .............................   60

ARTICLE XII - CLOSING ................................................   61

     Section 12.1  Closing ...........................................   61
     Section 12.2  Deliveries at the Closing .........................   61

ARTICLE XIII - SURVIVAL AND INDEMNIFICATION ..........................   65

     Section 13.1  Survival ..........................................   65
     Section 13.2  Indemnification ...................................   65

ARTICLE XIV - MISCELLANEOUS ..........................................   67

     Section 14.1  Expenses ..........................................   67
     Section 14.2  Headings ..........................................   67
     Section 14.3  Notices ...........................................   67
     Section 14.4  Assignment ........................................   68
     Section 14.5  Entire Agreement ..................................   70
     Section 14.6  Amendment; Waiver .................................   70
     Section 14.7  Counterparts ......................................   70
     Section 14.8  Governing Law .....................................   70
     Section 14.9  Severability ......................................   70
     Section 14.10 Consent to Jurisdiction ...........................   71
     Section 14.11 Third Person Beneficiaries ........................   71
     Section 14.12 Representations and Warranties;
                   Schedules .........................................   71
     Section 14.13 Specific Performance ..............................   71
     Section 14.14 Nonrecourse Provisions ............................   71

ARTICLE XV - UNDERTAKING, REPRESENTATIONS AND WARRANTIES OF VIACOM ...   73

     Section 15.1  Viacom Undertaking as to Tele-Vue's Obligations ...   73
     Section 15.2  Representations and Warranties ....................   73

ARTICLE XVI - UNDERTAKING, REPRESENTATIONS AND
              WARRANTIES OF INTERMEDIA ...............................   74

     Section 16.1  InterMedia Undertaking as to
                   Buyer's Obligations ...............................   74
     Section 16.2  Representations and Warranties ....................   74


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                                    EXHIBITS
                                    --------

A - Systems
B - Approved Capital Expenditure Plan
C - Cable Division Subsidiaries
D - Tax Affidavit Form
E-1 - TeleVue Opinion
E-2 - FCC Counsel Opinion
F-1 - Buyer Opinion
F-2 - Guarantor Opinion
G - PVIT Bill of Sale
H - Limited Partner Guaranty
I - First Pledge Agreement
J - Value Guarantee Agreement
K - Note
L  Second Pledge Agreement

                                   SCHEDULES
                                   ---------

2.2   -  Excluded Assets
4.1   -  Certain Amounts to be Deducted From the Purchase Price
5.7   -  Financial Statements
5.8   -  Systems:  Local Authorizations and FCC Authorizations
5.9   -  Absence of Changes
5.13  -  Material Contracts
5.14  -  Litigation
5.15  -  Legal Requirements
5.16  -  Employment Agreements; Labor Disputes; Labor Agreements; Benefit Plans
5.18  -  Owned Real Property
5.19  -  Underground Storage Tanks
5.20  -  Equal Employment Opportunity Rules
6.4   -  Required Consents
8.13  -  Additional Capital Expenditures
12.2  -  PVIT Assets



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


                            ASSET PURCHASE AGREEMENT
                            ------------------------

     This Asset Purchase Agreement is made and entered into as of this 20th day of January, 1995 by and among TeleVue Systems, Inc., a Washington corporation ("TeleVue"), Viacom International Inc., a Delaware corporation ("Viacom"), InterMedia PartnersIV, L.P., a California limited partnership ("InterMedia"), and RCS Pacific, L.P., a California limited partnership ("Buyer").

     WHEREAS, TeleVue is a whollyowned subsidiary of Viacom; and

     WHEREAS, InterMedia owns a substantial beneficial interest in Buyer; and

     WHEREAS, in order to induce Buyer to enter into this Agreement, Viacom is agreeing to cause TeleVue to pay and perform all TeleVue's obligations under this Agreement; and

     WHEREAS, in order to induce TeleVue to enter into this Agreement, InterMedia is agreeing to cause Buyer to pay and perform all Buyer's obligations under this Agreement; and

     WHEREAS, TeleVue and the other Cable Division Subsidiaries are engaged in the business of operating those cable television systems listed on Exhibit A hereto; and

     WHEREAS, all the Cable Division Subsidiaries other than TeleVue are direct or indirect whollyowned Subsidiaries of TeleVue; and

     WHEREAS, except for the Excluded Assets, the Acquired Assets and the PVIT Assets constitute all material operating assets of Viacom and its Subsidiaries used primarily in the Cable Television Business of Viacom and its Subsidiaries; and

     WHEREAS, TeleVue desires to sell, and Buyer desires to purchase, the assets (other than the Excluded Assets) relating to the Systems, on the terms herein set forth;

     NOW, THEREFORE, in consideration of the mutual promises, covenants and other agreements contained herein, the parties hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Section 1.1 Definitions. The following terms, as used in this Agreement, shall have the following meanings:

     "Accounts Payable" shall mean the book value of all accounts payable of the Cable Group relating to the conduct of the Business calculated as of the Closing in accordance with GAAP on a basis consistent with the application of such principles in the preparation of the Financial Statements.



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

     "Accounts Receivable, Net" shall mean the book value of all accounts receivable of the Cable Group relating to the conduct of the Business, net of the allowance for doubtful accounts and advance billings (other than deferred customer revenue and accounts receivable relating to payments of principal due from the Telecom Partnership referred to in clause (ii) of the definition of Telecom Capital Expenditure Amount), in each case calculated as of the Closing in accordance with GAAP on a basis consistent with the application of such principles in the preparation of the Financial Statements.

     "Acquired Assets" shall have the meaning set out in Section 2.1.

     "Acquired Employees" shall have the meaning set out in Section 8.8(a).

     "Adjusted Closing Date Basic Subscribers" shall have the meaning set out in the definition of "Under Base Subscriber Number Retained Subscribers."

     "Adjustment Amounts" shall have the meaning set out in Section4.2(a).

     "Affiliate" of any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with such Person.

     "Agents" shall have the meaning set out in Section 7.3.

     "Aggregate Cumulative Adjusted Capital Expenditures" shall mean the aggregate Cumulative Adjusted Capital Expenditures for all Retained Franchise Areas for the period from the Closing Date to the date of determination, subject to reduction as provided in Section 2.4(a)(ii).

     "Aggregate Cumulative Deemed Net Cash Flow" shall mean the aggregate Cumulative Deemed Net Cash Flow for all Retained Franchise Areas for the period from the Closing Date to the date of determination, subject to reduction as provided in Section 2.4(a)(ii).

     "Agreement" shall mean this Asset Purchase Agreement, including the Exhibits and Schedules hereto.

     "Antitrust Laws" shall have the meaning set out in Section 8.2(b).

     "Approved Capital Expenditure Plan" shall mean the capital expenditure plan for the Cable Group, by System, which identifies Covered Capital Expenditures and Line Extension and Other Capital Expenditures, attached as ExhibitB hereto.

     "Arbitrating Firm" shall mean a "big six" independent public accounting firm (other than KPMG Peat Marwick LLP and Price Waterhouse& Co. LLP and their respective successors) selected by agreement of the Buyer and TeleVue or, if they cannot agree, chosen by lot from among the aforesaid firms.

     "Assumed Contracts" shall have the meaning set out in Section 2.1(g).



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

     "Assumed Liabilities" shall have the meaning set out in Section3.1.

     "Average Market Price" shall mean, with respect to a TCI Stock, the average of the last reported sale price (or, if no sale price is reported on any day, the average of the high and low bid prices on such day) of a share of such TCI Stock on the National Association of Securities Dealers, Inc. Automated Quotation System on each trading day during the period commencing on the twentyfifth trading day prior to the Closing and ending on the fifth trading day prior to the Closing.

     "AVR Partnership" shall have the meaning set out in the definition of Telecom Partnership Agreements.

     "Balance Sheet Date" shall mean September30, 1994.

     "Banked Sick Leave Days" shall have the meaning set out in Section 8.8(f).

     "Base Price" shall have the meaning set out in Section 4.1(a)(1).

     "Base Subscriber Number" shall mean a number equal to 1,134,000 or such other number as may be fixed pursuant to Section 4.1(d)(i)(B).

     "Basic Subscriber" shall mean the sum of the following amounts for all Franchise Areas:

          (a) with respect to a Franchise Area, the number of all private residential customer accounts (regardless of whether in a singlefamily home or in an individually billed unit in a multipleunit building) who are receiving basic cable television service at the Basic Subscriber Rate (but excluding "complimentary subscribers," "second connects" and "additional outlets" as such terms are customarily used in the cable television industry); plus

          (b) with respect to a Franchise Area, the number of private and residential customer accounts (regardless of whether in a singlefamily home or in an individually billed unit in a multiple unit building) who are receiving basic cable television service at a discount to the Basic Subscriber Rate because the account is or was to the knowledge of TeleVue a "low income" and/or "senior citizen" account in accordance with TeleVue's policy as of the date of this Agreement, determined as the quotient of the total monthly basic service revenue derived from these customers as of the date of determination thereof (excluding any charges for taxes or nonrecurring items (including, without limitation, nonrecurring charges for installation, equipment, any outlet or connection or a passthrough charge for sales taxes, lineitemized franchise fees and charges)) divided by the Basic Subscriber Rate; plus

          (c) with respect to a Franchise Area,  without  duplication of clauses
     (a) and (b) above, the number of commercial and bulk billed accounts (including, without limitation, hotels, motels, apartment houses and multifamily homes) that receive basic cable television service, determined


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     as the  quotient of the monthly  basic  service  revenue  derived  from the commercial and bulk billed accounts as of the date of determination thereof (excluding any charges for taxes or nonrecurring items (including, without limitation, nonrecurring charges for installation, equipment, any outlet or connection or a passthrough charge for sales taxes, lineitemized franchise fees and charges)) divided by the Basic Subscriber Rate.

     "Basic Subscriber Rate" shall mean for each Franchise Area, the monthly fees and charges for the provision of the "basic service" (as such term is customarily used in the cable television industry and regardless of whether customers taking basic service take any other tier of regulated or unregulated service (excluding (i)any charges for installation fees and revenues derived from the rental of converters, remote control devices and other like charges for equipment and (ii)any charges for taxes or nonrecurring items (including, without limitation, nonrecurring charges for installation, equipment, any outlet or connection or a passthrough charge for sales taxes, lineitemized franchise fees and charges))) charged to customers served by the Franchise Area, as of the date of determination.

     "Benefit Plans" shall have the meaning set out in Section 5.16(c)(i).

     "Business" shall mean the businesses of the Systems taken as a whole.

     "Business Day" shall mean a day other than a Saturday, Sunday or other day on which banks in New York City or San Francisco are required to or may be closed.

     "Buyer" shall mean RCS Pacific, L.P., a California limited partnership.

     "Buyer's Welfare Plans" shall have the meaning set out in Section 8.8(h).

     "Cable Division  Subsidiaries"  or "Cable Group" shall mean (i) TeleVue and
(ii) the other Persons set out on Exhibit C hereto, for so long as they exist.

     "Cable Group's Welfare Plan" shall have the meaning set out in Section 8.8(h).

     "Cable Television Business" shall mean the business of owning and operating a coaxial or fiber optic cable television signal distribution system.

     "Capital Expenditure Amount" shall mean (i)the aggregate amount of all Covered Capital Expenditures plus (ii)the aggregate amount of the Covered Line Extension and Other Capital Expenditures plus (iii)without duplication of clauses (i) and (ii) above, the aggregate amount of all capital expenditures made by the Cable Group during the period from the date of this Agreement through the Closing Date at the request of, or with the express written consent of (whether prior to or after the date of this Agreement), Buyer minus (iv) the aggregate amount of all Covered Capital Expenditures and all Covered Line Extension and Other Capital Expenditures relating to Right of First Refusal
Franchise Areas and Retained Franchise Areas ("Deducted Covered Capital Expenditures").



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     "CERCLA" shall have the meaning set out in Section 5.19.

     "Closing" shall have the meaning set out in Section12.1.

     "Closing Date" shall have the meaning set out in Section12.1.

     "Closing Date Basic Subscribers" shall mean the average number of Basic Subscribers for the nine (9) consecutive Thursdays (or such other day used by TeleVue for accounts receivable cutoffs) ending on or immediately prior to the Closing Date, calculated by summing the number of Basic Subscribers as of each such Thursday (or such other day) and dividing such sum by nine (9), without, for these purposes, giving effect to the loss, if any, of Basic Subscribers as a result of a Disaster (defined for these purposes without regard to the number of Basic Subscribers affected). "Closing Inventory Amount" shall mean the book value of all Inventory calculated as of the Closing in accordance with GAAP on a basis consistent with the application of such principles in the preparation of the Financial Statements multiplied by a fraction: (i)the numerator of which is equal to the aggregate book value of all Inventory consumed during the two-month period ending on the last day of the monthly accounting period ending prior to the Closing Date to the extent such Inventory was consumed in connection with the Covered Capital Expenditures, Covered Line Extension and Other Capital Expenditures, the Telecom Capital Expenditures Amount or capital expenditures made by the Cable Group at the request of, or with the express written consent of, Buyer and (ii)the denominator of which is equal to the aggregate book value of all Inventory consumed during such two-month period.

     "Closing  Working  Capital"  shall  mean an  amount  equal  to  (a)Accounts
Receivable, Net, plus the amount of Prepaid Expenses, plus the amount of Transferred Cash Balances plus the amount of deposits of any Cable Division Subsidiary held by others to secure performance of an Assumed Liability by any Cable Division Subsidiary, minus (b)the amount of Accounts Payable plus the amount of Other Current Liabilities, all computed as of the Closing Date.

     "COBRA" shall have the meaning set out in Section 8.8(h).

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Communications Act" shall mean the Communications Act of 1934 including the Cable Communications Policy Act of 1984, and the Cable Television Consumer Protection and Competition Act of 1992, each as amended, and all rules and regulations promulgated thereunder, as amended (the "Rules and Regulations").

     "Consented Subscribers" shall mean the number of Basic Subscribers as of a date within ten days prior to the Closing Date residing:

          (a) in those Franchise Areas for which Local Authority Consents have been obtained on or before such date and in respect of which the ordinances, resolutions or other appropriate governmental actions


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

     evidencing the grant of such Local Authority Consents shall not have imposed any material adverse change in the terms of the relevant Local Authorization, except for such material adverse changes as Buyer shall have expressly accepted or as otherwise agreed to by Buyer; and

          (b) in those Franchise Areas for which a Local Authority Consent is not required for the consummation of the Transaction.

     "Copyright Act" shall mean Title 17 of the United States Code, as amended, and all rules and regulations promulgated thereunder, as amended.

     "Covered Capital Expenditures" shall mean the sum of (i)the aggregate amount of all capital expenditures made by the Cable Group during the period from January 1, 1995 through the Closing Date relating to (a) upgrades and rebuilds and associated items (including, without limitation, headend sites and headend equipment to expand channel capacity, but excluding costs of repairing damage caused by a Disaster that would not have been incurred if such Disaster had not occurred) and (b)converter changeouts (including the purchase of converters for such purpose), (ii)without duplication of clause (i) above, any capital expenditure identified as a Covered Capital Expenditure in the Approved Capital Expenditure Plan and (iii)a reasonable allocation of construction overhead (other than capitalized interest) for such period related to such upgrades and rebuilds (other than with respect to repairing damage caused by a Disaster).

     "Covered Line Extension and Other Capital Expenditures" shall mean the sum of (i)the aggregate amount of all Line Extension and Other Capital Expenditures made by the Cable Group during the period from the first date after the date of this Agreement on which the number of Basic Subscribers is not less than the Base Subscriber Number through the Closing Date plus (ii)a reasonable allocation of construction overhead (other than capitalized interest) for such period related to such Line Extension and Other Capital Expenditures. "Cumulative Adjusted Capital Expenditures" shall mean with respect to any Retained Franchise Area, cumulative Monthly Adjusted Capital Expenditures for such Retained
Franchise Area for the period from the Closing Date to the date of determination, subject to reduction as provided in Section 2.4(a)(ii).

     "Cumulative Deemed Net Cash Flow" shall mean, with respect to any Retained Franchise Area, cumulative Monthly Deemed Net Cash Flow for such Retained
Franchise Area for the period from the Closing Date to the date of determination, subject to reduction as provided in Section2.4(a)(ii).

     "Dayton Guarantor" shall have the meaning set out in Section 14.4(B).

     "Dayton Third Party" shall have the meaning set out in Section 14.4(B).

     "Deducted Covered Capital Expenditures" shall have the meaning set out in the definition of "Capital Expenditure Amount."


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

     "Deferred   Closing   Date"   shall   have   the   meaning   set   out   in
Sections4.1(d)(ii) or 4.1(e), as the context requires.

     "Deferred   Purchase   Price"   shall   have   the   meaning   set  out  in
Section12.2(b)(i).

     "Direct Partners" shall have the meaning set out in Section 14.14(c).

     "Disaster" shall have the meaning set out in Section 4.1(b).

     "Dispute Notice" shall have the meaning set out in Section4.2(d).

     "Disqualified Person" shall have the meaning set out in Section 7.10.

     "Distribution" shall have the meaning set out in Section 14.14(d).

     "DOJ" shall mean the United States Department of Justice.

     "Eastern System Closing Date Basic Subscribers" shall mean the aggregate number of Closing Date Basic Subscribers less the number of West Coast Closing Date Basic Subscribers.

     "Eastern System Closing Date Subscriber Target" shall mean 133,749 or such other number as may be fixed pursuant to Section 4.1(d)(i)(E).

     "Eastern System Right of First Refusal Subscribers" shall have the meaning set out in Section 4.1(d)(i)(E).

     "Employees" shall mean all employees of the Cable Group with respect to the Systems at the relevant time.

     "Equipment" shall have the meaning set out in Section 2.1(e).

     "ERISA" shall have the meaning set out in Section 5.16(c).

     "ERISA Affiliates" shall have the meaning set out in Section 8.8(b).

     "Estimated   Adjustment   Amounts"  shall  have  the  meaning  set  out  in
Section 4.2(a).

     "Estimated  Capital  Expenditure  Amount" shall have the meaning set out in
Section 4.2(a).

     "Estimated Closing Date Basic Subscribers" shall have the meaning set out in Section 4.2(a).

     "Estimated  Closing  Inventory  Amount"  shall have the  meaning set out in
Section 4.2(a).

     "Estimated  Closing  Working  Capital"  shall have the  meaning  set out in
Section 4.2(a).

     "Estimated Lost Service Subscriber Reduction Amount" shall have the meaning set out in Section 4.2(a).

     "Estimated Purchase Price" shall have the meaning set out in Section4.2(b).

     "Estimated Retained Franchise Reduction Amount" shall have the meaning set out in Section 4.2(a).

     "Estimated Right of First Refusal Adjustments" shall have the meaning set out in Section 4.2(a).

     "Estimated  Subscriber  Shortfall Amount" shall have the meaning set out in
Section 4.2(a).

     "Estimated  Telecom  Amount"  shall  have the  meaning  set out in  Section
4.2(a).

     "Excess Payment" shall have the meaning set out in Section 4.1(f).

     "Excluded Assets" shall have the meaning set out in Section 2.2.

     "FCC" shall mean the Federal Communications Commission.

     "FCC   Authorizations"   shall   mean   all   authorizations,    approvals,
certifications, franchises, licenses and permits of the FCC granted to the Cable Group with respect to the Systems.

     "FCC Certificate" shall mean one or more certificates from the FCC described in Section1071 of the Code with respect to the sale of all the Acquired Assets and any Retained Assets and any Right of First Refusal Assets pursuant to this Agreement to Buyer (including, without limitation, any Acquired Assets, Retained Assets and Right of First Refusal Assets which are the subject of an assignment pursuant to Section 14.4).

     "Final Certificate" shall have the meaning set out in Section 4.2(c).

     "Financial Statements" shall have the meaning set out in Section 5.7.

     "First Pledge Agreement" shall mean a Pledge Agreement of the Guarantor executed and delivered by the Guarantor pursuant to the First Limited Partner Guaranty, in the form of Exhibit I hereto.

     "Fixed Price" shall mean an amount equal to $2,227,800,000 or such other amount as may be fixed pursuant to Section 4.1(d)(i)(A).

     "Franchise Areas" shall mean the areas in which the Cable Group is authorized to provide cable television service under the Local Authorizations and the areas served by any System in which the Cable Group provides cable television service without a Local Authorization.

     "FTC" shall mean the Federal Trade Commission.

     "GAAP" shall mean generally accepted accounting principles applied on a consistent basis.

     "Governmental Authority" shall mean any federal, state, municipal or local governmental authority or political subdivision thereof.

     "Guarantor" shall mean TeleCommunications, Inc., a Delaware corporation.

     "Hazardous Materials" shall have the meaning set out in Section 5.19.

     "Homes Passed" shall mean the sum of (a)each single family residence in the Franchise Areas, and (b)each townhouse, condominium or dwelling unit which is part of a building containing multiple dwelling units in the Franchise Areas, but excluding single family residences and units in multiple dwelling unit buildings which (i)are located more than 150 feet from an activated trunk or feeder cable of a System, (ii)require an underground service stub in order to be connected to activated trunk or feeder cable of a System or (iii)are located in multiple dwelling unit buildings to which a System does not have a right of access.

     "HSR Act" shall mean the HartScottRodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, as amended.

     "Indemnified Party" shall have the meaning set out in Section 13.2(a).

     "Indemnifying Party" shall have the meaning set out in Section 13.2(a).

     "Indirect Partners" shall have the meaning set out in Section 14.14(c).

     "Intangible Assets" shall have the meaning set out in Section 2.1(h).

     "InterMedia" shall mean InterMedia PartnersIV, L.P., a California limited partnership.

     "InterMedia Nashville" shall have the meaning set out in Section 14.4(A).

     "Inventory" shall have the meaning set out in Section 2.1(b).

     "IRS" shall mean the Internal Revenue Service.

     "Leased Real Property" shall mean leasehold interests of the Cable Group in the real property used in connection with any System.

     "Legal Requirement" shall mean the requirements of any law, ordinance, statute, rule, regulation, code, order, judgment, decree, injunction, franchise, determination, approval, permit, license, authorization or other requirement of any Governmental Authority.

     "LIBOR Rate" shall mean a per annum fluctuating rate of interest equal to the sum of (i)the London Interbank Offered Rate for one month published as such from time to time in the Money Rates column of The Wall Street Journal (Eastern Edition) (or, if the Wall Street Journal (Eastern Edition) is not published or if such rate is for any other reason unavailable on any relevant date, the highest offered rate for deposits in U.S. Dollars for the one month period which appears on the Reuters Screen London Interbank Offered Rates Page at approximately 11:00 a.m. (London time) on the relevant date) plus (ii)1 1/4 percentage points. For all purposes of this Agreement, interest at the LIBOR Rate shall be calculated on the basis of the actual number of days elapsed in the relevant period over a year of 360 days, as applicable.

     "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     "Limited Partner Guaranty" shall mean the Guaranty of Guarantor dated the date hereof and executed and delivered by Guarantor contemporaneously with the execution and delivery of this Agreement, in the form of Exhibit H hereto.

     "Line Extension and Other Capital Expenditures" shall mean any capital expenditure made after the date of this Agreement (calculated on a basis
consistent   with  the  Cable  Group's   policies  prior  to  the  Closing)  for
(i)extension of trunk and feeder cable within the Franchise Areas to serve new commercial accounts, new residential developments and/or additional residential dwelling units, thereby adding new Homes Passed, (ii)initial connections from trunk and feeder cable in the Franchise Areas to any single family residence, townhouse, condominium or dwelling unit which is part of a building containing multiple dwelling units or to any potential commercial or bulkbilled account which relate to extensions covered in clause (i) above, (iii)the purchase of converters (but without duplication of the amounts included in Covered Capital Expenditures pursuant to clause(i)(b) of the definition thereof) and (iv)without duplication of clauses (i), (ii) and (iii) above, any capital expenditure identified as a Line Extension Capital Expenditure in the Approved Capital Expenditure Plan.

     "Local Authority" shall mean any Governmental Authority having jurisdiction to grant a cable television franchise with respect to all or a portion of any System.

     "Local   Authorizations"   shall   mean  all   authorizations,   approvals,
franchises, licenses and permits of Local Authorities granted to the Cable Group which permit the operation of the Systems as amended, modified or supplemented.

     "Local Authority Consent" shall mean the consent of a Local Authority to the transfer of a Local Authorization to Buyer in connection with the Transaction.

     "Losses" shall mean losses, liabilities, claims and reasonable expenses of defense thereof (including, without limitation, expenses of investigation, defense and fees and disbursements of counsel, but excluding compensation paid to employees of the relevant Indemnified Party or its Affiliates), and Liens or other obligations of any nature whatsoever, other than Losses to the extent recoverable by the relevant Indemnified Party under any applicable insurance policy and net of the present value (using Buyer's weighted average cost of borrowing as of the date of calculation of any such benefit) of any tax benefit to the relevant Indemnified Party as a result of such Losses.

     "Lost Service Subscriber Reduction Amount" shall mean either zero or, if applicable, the amount determined pursuant to Section 4.1(b)(i).

     "Lost Service Subscribers" shall have the meaning set out in Section 4.1(b)(i).

     "Material Adverse Effect" shall mean a material adverse effect on the business, financial condition or results of operations of the Business or any System, except for:

          (a) changes resulting from general economic, financial or market conditions;

          (b) changes in, or changes required in order to comply with, applicable legislation or regulations affecting U.S. cable television operators generally, including but not limited to any adjustment in subscriber rates implemented in a manner consistent with the rate regulations promulgated by the FCC under the Cable Television Consumer Protection and Competition Act of 1992 and the rules and regulations promulgated thereunder from time to time; and

          (c) changes resulting from technological changes generally applicable to the cable television industry.

     "Material Contract" shall mean any contract of the Cable Group that (i)is material to the Business or any System or (ii)requires aggregate payments by a party thereto in excess of $500,000. Material Contract shall not include any Local Authorization or FCC Authorization.

     "Monthly Adjusted Capital Expenditures" shall mean, with respect to any Retained Franchise Area, during any month (or portion thereof), capital expenditures (calculated on a basis consistent with the Cable Group's policies prior to the Closing including without limitation a reasonable allocation of construction overhead) made during such month (or portion thereof), plus interest on such amount at the Prime Rate for the period from the end of such month to the Deferred Closing Date for such Retained Franchise Area, or, if earlier, the date TeleVue is reimbursed therefor pursuant to Section 2.4(a)(ii), compounded quarterly.

     "Monthly Deemed Net Cash Flow" shall mean, during any month (or portion thereof), with respect to any Franchise Area, the product of Closing Date Basic Subscribers (except that for these purposes Closing Date Basic Subscribers shall not include Lost Service Subscribers during the period that they are Lost Service Subscribers) for such Franchise Area multiplied by $13.16 ($0.44 on a daily basis in the case of a portion of any month), plus interest on such amount at the Prime Rate for the period from the end of such month to the date of determination for such Franchise Area, compounded quarterly.

     "MultiCategory  Subscriber"  shall  have  the  meaning  set out in  Section
4.1(f).

     "MultiCategory  Retained  Subscriber"  shall  have the  meaning  set out in
Section 4.1(f).

     "Nashville Local Authorizations" shall have the meaning set out in Section 7.5.

     "NonAcquired Employee" shall have the meaning set out in Section 8.8(a).

     "NonAssumed Contracts" shall mean (i)the Viacom Pension Plan, (ii)the 401(k) Plan, (iii)any other employee benefit plan, (iv)any employment agreements whether listed on Schedule 5.16 or otherwise, (v)any programming agreements with The Science Fiction Channel, Inc. or any whollyowned subsidiary of Viacom (whether as of the date hereof or hereafter) (other than (1) the Agreement, dated the date hereof, among MTV Networks Affiliation Sales and Marketing, a division of PVI Sales and Marketing, Inc., Satellite Services, Inc., Buyer and InterMedia and (2) the Agreement dated the date hereof, among Showtime Networks Sales and Marketing, Satellite Services, Inc. and Buyer), (vi)to the extent permitted under applicable Legal Requirements, the Collective Bargaining Agreement referred to on Schedule5.16, (vii)any arrangements with USA Network,
(viii)obligations arising after December31, 1995 to the Comedy Channel, (ix)any programming agreement that is not by its terms required to be assigned to a transferee of any of the Systems if TeleVue and its Affiliates will not incur any liability or obligation under or with respect to such programming agreement as a result of the failure to assign such programming agreement to Buyer and
(x)the Lease dated December27, 1985 between A.L. McCormick and Viacom International, Inc., an Ohio corporation, as amended by Lease Amendment No.1 dated January 15, 1985.

     "Nonrecourse" shall have the meaning set out in Section 14.14(b).

     "Note" shall have the meaning set out in Section 12.2(b)(i).

     "Other Current Liabilities" shall mean all current liabilities (including, but not limited to, accrued vacation pay for Acquired Employees, subscriber security deposits, customer prepayments for service to be rendered after the Closing Date and deferred customer revenues (other than any deferred customer revenues arising out of any payments of principal due from the Telecom Partnerships referred to in clause (ii) of the definition of Telecom Capital Expenditure Amount), but excluding (i) Accounts Payable and (ii) any advance billings subtracted in the calculation of Accounts Receivable, Net) of the Cable Group relating to the conduct of the Business calculated as of the Closing in accordance with GAAP on a basis consistent with the application of such principles in the preparation of the Financial Statements.

     "Over Base  Subscriber  Number  Fraction"  shall mean the lesser of one and
(1)$2,227,800,000 divided by (2)a dollar amount equal to the sum of (x)the product of $1,984.98 and West Coast Closing Date Basic Subscribers plus (y)the product of $1,813.47 and Eastern System Closing Date Basic Subscribers (assuming for purposes of making the calculations required by this definition that Closing Date Basic Subscribers include Right of First Refusal Subscribers).

     "Over Base Subscriber Number Retained Subscribers" shall mean Retained Subscribers less Under Base Subscriber Number Retained Subscribers.

     "Owned Real Property" shall mean all fee interests of the Cable Group in the real property used in connection with any System.

     "Per Subscriber Rate" shall mean (1)if Closing Date Basic Subscribers are 1,134,000 or less (i)$1,984.98, with respect to West Coast Closing Date Basic Subscribers, and (ii)$1,813.47, with respect to Eastern System Closing Date Basic Subscribers, or (2)if Closing Date Basic Subscribers exceed 1,134,000
(i)$1,984.98 multiplied by the Over Base Subscriber Number Fraction, with respect to West Coast Closing Date Basic Subscribers, and (ii)$1,813.47 multiplied by the Over Base Subscriber Number Fraction with respect to Eastern System Closing Date Basic Subscribers (assuming for purposes of making the calculations required by this definition that Closing Date Basic Subscribers include Right of First Refusal Subscribers).

     "Permits" shall have the meaning set out in Section 2.1(f).

     "Permitted  Liens"  shall mean  (i)Liens for Taxes not yet due and payable;
(ii)any carrier's, warehousemen's, mechanic's, materialmen's, repairmen's, employees' or other like Lien arising in the ordinary course of business, to the extent the obligation secured thereby constitutes an Assumed Liability or relates to an obligation that was paid by the Cable Group; (iii)easements, rightsofway, restrictions, encroachments and other similar encumbrances which do not materially interfere with the use of the Acquired Asset as presently used in the Business; (iv)Liens arising under or specifically permitted by this
Agreement  or as a result  of any  action  by  Buyer  or any of its  Affiliates;
(v)rights of first refusal in favor of, and restrictions imposed by, Governmental Authorities; or (vi)in the case of assets leased or licensed to the Cable Group, the rights of, and any Lien encumbering the interest of, the owner, lessor or licensor of such assets, provided such Lien does not materially interfere with the use of such asset as presently used in the Business.

     "Person" shall mean and include an individual, a corporation, a partnership (general, limited or limited liability), a joint venture, a limited liability company, an association, a trust or any other organization or entity, including a Governmental Authority.

     "Prepaid Expenses" shall mean the book value of prepaid expenses and miscellaneous prepaids (in each case, only to the extent constituting a current asset) of the Cable Group with respect to the Business calculated as of the Closing Date in accordance with GAAP, applied on a basis consistent with the application of such principles in the preparation of the Financial Statements, to the extent that such prepaid expenses will accrue to the benefit of Buyer immediately following the Closing.

     "Primary Classification" shall have the meaning set out in Section 4.1(f).

     "Prime Rate" shall mean the per annum rate of interest published as such from time to time in the Money Rates column of The Wall Street Journal (Eastern Edition). For all purposes of this Agreement, interest at the Prime Rate shall be calculated on the basis of the actual number of days elapsed in the relevant period over a year of 365 or 366 days, as applicable.

     "Purchase Price" shall have the meaning set out in Section 4.1.

     "PVIT Assets" shall have the meaning set out in Section 12.2(a)(ii).

     "Real Estate" shall have the meaning set out in Section 2.1(d).

     "Real Property" shall mean Owned Real Property and Leased Real Property.

     "Regulatory Approvals" shall have the meaning set out in Section 8.2(c).

     "Remaining  Cable  Division  Subsidiary"  shall have the meaning set out in
Section 2.1.

     "Reorganizations" shall have the meaning set out in Section 2.5.

     "Retained Assets" shall have the meaning set out in Section 2.2(f).

     "Retained Contracts" shall have the meaning set out in Section 2.2(f).

     "Retained Franchise Areas" shall have the meaning set out in Section 4.1(b)(ii).

     "Retained Franchise Reduction Amount" shall mean either zero or, if applicable, the amount determined pursuant to Section 4.1(b)(ii).

     "Retained Liabilities" shall have the meaning set out in Section3.2.

     "Retained Local Authorization" shall have the meaning set out in Section 4.1(b)(ii).

     "Retained Permits" shall have the meaning set out in Section 2.2(f).

     "Retained   Subscribers"   shall  have  the  meaning  set  out  in  Section
4.1(b)(ii).

     "Right of First Refusal Adjustments" shall mean the adjustments referred to in Section 4.1(d)(i).

     "Right of First Refusal Assets" shall have the meaning set out in Section 2.2(g)

     "Right  of First  Refusal  Contracts"  shall  have the  meaning  set out in
Section 2.2(g)

     "Right of First Refusal  Franchise  Area" shall have the meaning set out in
Section 4.1(d).

     "Right of First Refusal Local Authorization" shall have the meaning set out in Section 4.1(d).

     "Right of First Refusal Permits" shall have the meaning set out in Section 2.2(g).

     "Right of First  Refusal  Subscribers"  shall have the  meaning  set out in
Section 4.1(d).

     "Rules and Regulations" shall have the meaning set out in the definition of Communications Act.

     "SEC" shall have the meaning set out in Section 7.4.

     "Second   Pledge   Agreement"   shall   have   the   meaning   set  out  in
Section 12.2(b)(i).

     "Second Request" shall mean a request for additional information or documentary material pursuant to 16 C.F.R. 803.20.

     "Secondary  Classification"  shall  have  the  meaning  set out in  Section
4.1(f).

     "Section 2.4 Retained Subscriber Amount" shall mean, at any date of determination, an amount equal to (i)(A) the Total Retained Subscriber Amount minus (B) the Retained Franchise Reduction Amount minus (C) the Transferred Subscriber Amount plus (D) the aggregate amount paid to TeleVue pursuant to
Section 4.1(e)(A)(1) plus (ii) interest on the amount computed pursuant to clause (i) of this definition at the Prime Rate for the period from the Closing Date to the date of payment of such amount, compounded quarterly.

     "626 Letters" shall mean written notices pursuant to Section 626(a)(1)(B) of the Communications Act.

     "Subscriber Shortfall Amount" shall mean either zero or, if applicable, the amount determined pursuant to Section 4.1(a)(2).

     "Subscriber Shortfall Number" shall mean a number equal to 1,122,660 or such other number as may be fixed pursuant to Section 4.1(d)(i)(C).

     "Subsidiary" shall mean, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors of other persons performing similar functions are directly or indirectly owned by such Person.

     "System" shall mean each of the cable television systems listed on Exhibit A hereto.

     "Taxes" shall mean all taxes, fees, duties, imposts, levies, withholdings, tax deficiencies, assessments, and charges, including, without limitation, all net income, gross income, gross receipts, sales, use, valueadded, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes and customs duties of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts relating thereto, imposed by any governmental authority (domestic or foreign).

     "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority in connection with the determination, assessment, collection, administration or imposition of any Taxes.

     "TCG San Francisco Partnership" shall have the meaning set out in the definition of Telecom Partnership Agreements.

     "TCG Seattle Partnership" shall have the meaning set out in the definition of Telecom Partnership Agreements.

     "TCI Stock" shall mean any class or series of capital stock of the TeleCommunications, Inc., a Delaware corporation, that is publicly traded on the Nasdaq National Market.

     "Telecom  Agreements" shall mean all agreements of the Cable Group relating
to  the  Telecom  Partnerships,   including,  without  limitation,  the  Telecom
Partnership Agreements.

     "Telecom Amount" shall mean the sum of the Telecom Capital Account Amount and the Telecom Capital Expenditure Amount.

     "Telecom Assets" shall mean all right, title and interest of the Cable Group in and to (i)the Telecom Partnerships, including, without limitation, under the Telecom Partnership Agreements, and (ii)all interests in real property, all equipment and all other property of the Cable Group leased or licensed to, or held for, or built for lease, license or use by, any Telecom Partnership.

     "Telecom Capital Account Amount" shall mean the aggregate amount of all Capital Contributions (as defined in the relevant Telecom Partnership Agreement) by the Cable Group to the Telecom Partnerships under the Telecom Partnership Agreements as of the Closing Date.

     "Telecom Capital Expenditure Amount" shall mean (i) the aggregate amount of all capital expenditures (including allocated overhead) made by the Cable Group on or prior to the Closing Date on behalf of or for the benefit of any Telecom Partnership in accordance with the allocation methods provided pursuant to the relevant Telecom Partnership Agreement, less (ii) the principal portion of any payments received from the Telecom Partnerships, provided that the Telecom Capital Expenditure Amount shall not in any event exceed $15.8 million.

     "Telecom Partnership Agreements" shall mean (i)the Partnership Agreement creating TCG San Francisco (the "TCG San Francisco Partnership") dated as of January 1, 1994, by and among Teleport Communications of San Francisco, Inc., a

Delaware corporation and the other parties listed on the signature pages thereof, (ii)the Partnership Agreement creating TCG Seattle (the "TCG Seattle Partnership") dated as of January1, 1994, by and among Teleport Communications of Seattle, Inc., a Delaware corporation and the other parties listed on the signature pages thereof and (iii)the Limited Partnership Agreement of AVR of Tennessee, L.P., a California limited partnership, dated as of November 15, 1993, by and among Viacom Telecom Inc., a Delaware corporation, and the other parties signatories thereto (the "AVR Partnership").

     "Telecom Partnerships" shall mean the TCG San Francisco Partnership, the TCG Seattle Partnership and the AVR Partnership.

     "TeleVue" shall mean TeleVue Systems, Inc., a Washington corporation.

     "Terminated  Retained  Franchise  Areas"  shall have the meaning set out in
Section 2.4(a)(iii).

     "Territory" shall have the meaning set out in Section 7.10.

     "Total Retained Subscriber Amount" shall mean an amount equal to (i) the number of West Coast Closing Date Basic Subscribers included in Retained Subscribers multiplied by the applicable Per Subscriber Rate plus (ii) the number of Eastern System Closing Date Basic Subscribers included in Retained Subscribers multiplied by the applicable Per Subscriber Rate.

     "Transaction" shall mean the transactions contemplated by this Agreement, including without limitation the sale of the Acquired Assets to Buyer.

     "Transaction Document" shall have the meaning set out in Section 14.14(a).

     "Transferred Cash Balances" shall mean the petty cash, cash drawer and imprest account balances of the Cable Group as of the Closing.

     "Transferred Subscriber Amount" shall mean an amount equal to the sum of

          (a) the product of (x) the aggregate number of West Coast Closing Date Basic Subscribers that are Retained Subscribers in Retained Franchise Areas that have been previously transferred to Buyer pursuant to Section 4.1(e) multiplied by (y) the applicable Per Subscriber Rate, plus

          (b) the product of (x) the aggregate number of Eastern System Closing Date Basic Subscribers that are Retained Subscribers in Retained Franchise Areas that have been previously transferred to Buyer pursuant to
     Section 4.1(e) multiplied by (y) the applicable Per Subscriber Rate.


     "Under Base Subscriber Number Retained Subscribers" shall be determined as follows:

          (a) if Closing Date Basic Subscribers minus Lost Service Subscribers ("Adjusted Closing Date Basic Subscribers") is less than the Base Subscriber Number, Under Base Subscriber Number Retained Subscribers shall mean Retained Subscribers;

          (b) if Adjusted Closing Date Basic Subscribers is more than the Base Subscriber Number, then:

               (i) if Adjusted Closing Date Basic Subscribers minus the Base Subscriber Number is greater than Retained Subscribers, Under Base Subscriber Number Retained Subscribers shall mean zero; or

               (ii) if Adjusted Closing Date Basic Subscribers minus the Base Subscriber Number is less than Retained Subscribers, Under Base
          Subscriber  Number Retained  Subscribers  shall mean a number equal to
          (x)Retained Subscribers minus (y)the number by which Adjusted Closing Date Basic Subscribers exceeds the Base Subscriber Number.

     "Unreimbursed Cumulative Adjusted Capital Expenditures" means, at any date of determination, with respect to a Retained Franchise Area, an amount equal to the Cumulative Adjusted Capital Expenditures for such Retained Franchise Area to such date of determination.

     "Value Guarantee Agreement" shall have the meaning set out in Section 12.2(b)(i)(C).

     "Viacom" shall mean Viacom International Inc., a Delaware corporation.

     "Viacom Inc." shall mean Viacom Inc., a Delaware corporation.

     "Viacom Pension Plan" shall have the meaning set out in Section 8.8(c).

     "West Coast Closing Date Basic Subscribers" shall mean the aggregate number of Closing Date Basic Subscribers in the West Coast Systems.

     "West Coast Closing Date Subscriber Target" shall mean 988,911 or, if applicable, such other number as may be fixed pursuant to Section 4.1(d)(i)(D).

     "West Coast Right of First Refusal Subscribers" shall have the meaning set out in Section 4.1(d)(i)(E).

     "West Coast Systems" shall mean the Bay Area, Northern California, Puget Sound, Salem and Dayton Systems listed on ExhibitA hereto.

                                   ARTICLE II

                          PURCHASE AND SALE OF ASSETS

     Section 2.1 Acquired Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing TeleVue shall (and if at the Closing a Reorganization has not occurred with respect to any other Cable Division Subsidiary (a "Remaining Cable Division Subsidiary"), TeleVue shall cause each such Remaining Cable Division Subsidiary to), sell, assign, transfer and convey to Buyer, and Buyer shall purchase, assume and acquire from TeleVue (and each such Remaining Cable Division Subsidiary, if any), all of the right, title and interest of the Cable Group in all assets owned, used or held for use by the Cable Group in the Business (the "Acquired Assets") as the same shall exist on the Closing Date, including, without limitation, all right, title and interest of the Cable Group in the following:

          (a) Accounts Receivable. All accounts receivable owing to the Cable Group relating to the conduct of the Business.

          (b)   Inventory.   All   inventory   and   supplies  of  the  Business
     (collectively, "Inventory").

          (c) Prepaid Expenses. All prepaid expenses of the Cable Group relating to the conduct of the Business to the extent constituting Prepaid Expenses.

          (d) Real Estate. All realty, towers, fixtures, easements, rightsofway, leasehold and other interests in real property, buildings and improvements, constructioninprogress and all other interests of the Cable Group in real property owned, used or held for use by the Cable Group in the Business, including, without limitation, all Real Property (collectively, "Real Estate").

          (e) Equipment. All equipment and other personal property of the Cable Group owned, used or held for use by the Cable Group in connection with the Business or the Systems (collectively, "Equipment").

          (f) Permits and Licenses. All authorizations, approvals, certifications, franchises, licenses and permits of Governmental Authorities necessary to the continued operation of, or owned, used or held for use by the Cable Group in connection with, the Business as conducted immediately prior to the Closing, including, without limitation, all Local Authorizations, the Nashville Local Authorizations and all FCC Authorizations (collectively, "Permits").

          (g) Assumed Contracts. All contracts, purchase orders and other agreements of the Cable Group relating to the Business, including, without limitation, all Material Contracts, and all Telecom Agreements, but excluding NonAssumed Contracts (collectively, "Assumed Contracts"). Without limitation of Buyer's obligations to TeleVue and Viacom hereunder, this provision will not be deemed to supersede any rights of Buyer or its Affiliates under any of their respective programming agreements.

          (h) Intangible Property. Subscriber lists and customer records of the Systems, construction and engineering maps and data, schematics and blueprints, books and financial records pertaining to the operation of the Business or the Systems (except that TeleVue shall be entitled to retain copies of such books and records), and all correspondence and documents pertaining to subscribers, Governmental Authorities and other third parties relevant to the Systems' ongoing relationships with subscribers, Governmental Authorities and other third parties, in each case then in the possession of the Cable Group; and all trademark, trade names, service marks, copyrights and other intangible property used primarily in the Business (collectively, "Intangible Assets"); provided, that after the Closing TeleVue and its Affiliates shall have reasonable access upon reasonable notice during normal business hours to the Intangible Assets. Buyer has delivered or will prior to the Closing deliver to Viacom a copy of its record retention policy, showing the number of years certain categories of books and records will be retained. Viacom has the right, by delivery of a notice to Buyer at least 30 days prior to the date that any category of such records are to be destroyed pursuant to the policy, to obtain any or all of such records at Viacom's sole expense. Upon receipt of such notice, Buyer will not destroy such records, and shall make them available for pickup by Viacom.

          (i) Telecom Assets. The Telecom Assets.

          (j) Transferred Cash Balances. The Transferred Cash Balances.

     Section 2.2 Excluded Assets.  Notwithstanding anything contained in Section
2.1 hereto to the contrary, the Acquired Assets will not include any of the following assets of the Cable Group (the "Excluded Assets"):

          (a) Cash. Cash and cash equivalents (other than the Transferred Cash Balances).

          (b) Viacom Name. All rights in and to the names "Viacom," "Viacom International" and "Viacom Cable" and derivations thereof; provided, however, that Buyer may continue to use such names on trucks and buildings to the extent so used immediately prior to the Closing for a reasonable period after the Closing, but not to exceed ninety (90) days in the case of trucks and thirty (30) days in the case of buildings; and provided further that Buyer will provide replacements for channel cards, remote control stickers and other items containing any such name in the ordinary course of business. Buyer acknowledges that it is not acquiring any rights in any such name (except the right of use set forth in this Section 2.2(b)), and Buyer agrees to use such names only in accordance with this Section 2.2(b).

          (c) Possessory Interest Litigation. All rights and interest in the lawsuits, declaratory judgment actions, administrative proceedings and appeals currently pending or filed, or taken in the future, which arise out of the calculation, or collection from the Cable Group, of possessory interest taxes by California counties including, without limitation, all claims and rights of recovery thereunder.

          (d) Tax Refunds. All rights of the Cable Group to any refunds of Taxes imposed upon the Cable Group .

          (e) Other  Assets.  The patent and other  rights and assets  listed on
     Schedule 2.2.

          (f) Retained Assets. With respect to all Retained Franchise Areas, all Retained Local Authorizations and all related Real Estate, Equipment, Permits ("Retained Permits"), Assumed Contracts ("Retained Contracts") and Intangible Property (collectively, "Retained Assets").

          (g) Right of First Refusal Assets. With respect to all Right of First Refusal Franchise Areas, all Right of First Refusal Local Authorizations and all related Real Estate, Equipment, Permits ("Right of First Refusal Permits"), Assumed Contracts ("Right of First Refusal Contracts") and Intangible Property (collectively, "Right of First Refusal Assets") together with the proceeds, and all claims and rights to receive such proceeds, from any disposition of all or any of such Right of First Refusal Assets.

          (h) NonAssumed Contracts. All NonAssumed Contracts.

     Section 2.3 Efforts to Obtain Consents. To the extent that any Assumed Contract to be transferred to Buyer pursuant to Section2.1 hereof is not capable of being validly and fully assigned, transferred, conveyed or reissued to Buyer without consent of another Person, and such consent has not been obtained prior to the Closing or does not remain in full force and effect at the Closing, such failure to obtain such consent or failure of such consent to be in full force and effect at the Closing shall not itself constitute a breach of any provision hereof, and upon consummation of the Closing such Assumed Contract shall not be assigned but TeleVue shall, after the Closing, use its reasonable commercial efforts (at the expense of TeleVue, but without TeleVue being required to provide any consideration therefor) to: (i)keep such Assumed Contract in effect and obtain such consent; (ii)provide to Buyer the benefits of such Assumed Contract through subcontract or otherwise; (iii)cooperate in any reasonable arrangement designed to provide such benefits to Buyer; and (iv)enforce, at the request and sole expense of Buyer, any rights of the Cable Group under or with respect to such Assumed Contract against all other Persons (including termination of the foregoing in accordance with the terms thereof upon the election of Buyer).

     Section 2.4 Lack of Regulatory Approvals; Right of First Refusal Franchise Areas. (a)(i)If at the Closing all Regulatory Approvals have not been obtained or do not remain in full force and effect, such failure to obtain such

Regulatory Approvals or such failure of such Regulatory Approvals to be in full force and effect at the Closing shall not itself constitute a breach of any provision hereof. With respect to all Retained Franchise Areas, TeleVue shall retain the Retained Local Authorization and all Retained Assets, and Buyer shall not purchase such assets at the Closing as provided in this Article II and
Section 4.1, provided that TeleVue and Buyer shall take such steps and enter into such agreements, including management agreements (with Buyer as manager, but at no cost to TeleVue), as may be reasonably necessary so that the Buyer shall have the use and benefit of (including, without limitation, cash flow), and burdens (including, without limitation, Taxes and risk of loss) with respect to, the Retained Assets as if the Retained Assets were Acquired Assets, until, with respect to any Retained Local Authorization and the related Retained Assets, the Deferred Closing Date or the termination of such agreements as contemplated below in this Section 2.4. Such management agreements will provide that Buyer will have the right to set programming, provided that, with respect to any Retained Franchise Area, Buyer will not take any action, including, without limitation, increasing subscriber rates, that could reasonably be expected to delay the Deferred Closing Date with respect to such Retained Franchise Area or make the occurrence thereof less likely. Such management agreements will also provide that TeleVue will continue to make capital expenditures with respect to each Retained Franchise Area as if the Closing had not occurred, but only until the Deferred Closing Date for such Retained Franchise Area. The outofpocket costs and expenses of all such arrangements shall be shared equally by Buyer and TeleVue (except that each party shall be responsible for the fees and expenses of its own legal advisors).

          (ii) With respect to the Retained Franchise Areas, upon request of TeleVue from time to time following the Closing (but in any event no more frequently than monthly), Buyer shall promptly reimburse TeleVue for the amount of Aggregate Cumulative Adjusted Capital Expenditures made prior to the date of such request, but only to the extent of Aggregate Cumulative Deemed Net Cash Flow at such date. Upon such reimbursement, (a)Aggregate Cumulative Adjusted Capital Expenditures and Aggregate Cumulative Deemed Net Cash Flow shall each be reduced by the amount of such payment, (b)Cumulative Adjusted Capital Expenditures for all Retained Franchise Areas shall each be reduced by a pro rata allocation of the amount of such payment and (c) Cumulative Deemed Net Cash Flow for all Retained Franchise Areas shall be reduced by a pro rata allocation of the amount of such payment.

          (iii) With respect to any Retained Franchise Area as to which a Deferred Closing Date has not occurred within twentyfour months following the Closing, if TeleVue and Buyer have been unable, after good faith negotiations, to enter into agreements providing in all material respects the economic equivalent to Buyer of ownership of the Retained Assets, then thereafter either TeleVue or Buyer may, by written notice to the other, elect to terminate all the agreements referred to in this Section 2.4 on a termination date specified in such notice for such Retained Franchise Areas ("Terminated Retained Franchise Areas"), which termination date may not be earlier than 90 days following the other's receipt of such notice. If TeleVue so requests, prior to such termination Buyer and TeleVue shall enter into such agreements, including without limitation service and management agreements for such Terminated Retained Franchise Areas, on reasonable and customary commercial terms (provided that such agreements shall be cancelable by Buyer without penalty or other payment on not more than 180 days prior notice and shall be cancelable by TeleVue without penalty or other payment on not more than 30 days' prior written notice to Buyer) as may be reasonably necessary so that TeleVue shall have the use and benefit of, and burdens with respect to, and be able to operate the related Retained Assets as if, from and after such termination, the Closing had not occurred. Upon such termination (i)Buyer shall pay to TeleVue an amount equal to the aggregate Cumulative Deemed Net Cash Flow for such Terminated Franchise Areas as of the termination date, and if the number of Over Base Subscriber Number Retained Subscribers exceeds zero, TeleVue shall pay to Buyer the Section2.4 Retained Subscriber Amount, if any, provided that if each of Buyer and TeleVue have obligations under this clause (i) such obligations shall be deemed satisfied and replaced by an obligation of the party which owed the greater amount to pay to the party which owed the lesser amount, an amount equal to the excess of such greater amount over such lesser amount, and (ii)TeleVue's and Buyer's obligations under Section 4.1(d) with respect to the related Retained Local Authorization and related Retained Assets shall terminate.

          (iv) Buyer shall provide TeleVue with access to the books and records of Buyer relating to the Retained Franchise Areas and any other assistance that TeleVue may request in connection with the determination of Cumulative Adjusted Capital Expenditures. TeleVue shall provide Buyer with access to the books and records of TeleVue relating to the Retained Franchise Areas, to the extent relating to the period following the Closing, and any other assistance that Buyer may request in connection with the determination of Cumulative Adjusted Capital Expenditures.

          (b) With respect to all Right of First Refusal Franchise Areas, TeleVue shall retain the Right of First Refusal Local Authorizations and all Right of First Refusal Assets and Buyer shall not purchase such assets at the Closing as provided in this ArticleII and Section4.1. With respect to any Right of First Refusal Franchise Area, if TeleVue so requests, Buyer and TeleVue shall enter into such agreements (effective at or after the Closing), including without limitation service (with Buyer providing services) and management (with Buyer as manager) agreements, on reasonable and customary commercial terms so that TeleVue shall be able to operate the related Right of First Refusal Assets as if the Closing had not occurred; provided that (i)such agreements shall provide that as compensation for its services under such agreements, Buyer shall have the use and benefit of the cash flow derived from such Right of First Refusal Assets except that Buyer shall be obligated to pay to TeleVue promptly after each month end an amount equal to the Monthly Deemed Net Cash Flow for such Right of First Refusal Franchise Area and (ii)such agreements shall be cancelable without penalty or other payment by TeleVue and Buyer on 90 and 180 days' notice, respectively. Unless otherwise provided therein, such agreements shall terminate with respect to any Right of First Refusal Franchise Area upon the transfer of the related Right of First Refusal Assets pursuant to Section 4.1(d) or termination of the Cable Group's rights under the related Right of First Refusal Local Authorization.

     Section 2.5 Reorganization. TeleVue intends to cause each of the other Cable Division Subsidiaries to be merged with and into, or liquidated into, TeleVue. Such mergers and liquidations are herein referred to as the "Reorganizations." Buyer agrees that no Reorganization shall constitute or give rise to a breach of any provision hereof, except that this sentence shall not apply to a breach of Section 5.23.

     Section 2.6 Purchase Price Allocations. Buyer and TeleVue agree to allocate to any property included in the Acquired Assets with respect to which Taxes described in the second sentence of Section 8.7 (a) are imposed a portion of the Purchase Price equal to the net book value for financial reporting purposes (as shown on the books of the Cable Group) of such property. Buyer and TeleVue shall, and shall cause their respective Affiliates to, file all Tax Returns in a manner consistent with such allocation.


                                  ARTICLE III

                           ASSUMPTION OF LIABILITIES

     Section 3.1 Assumption of Liabilities. Buyer shall assume, pay, perform and discharge the following liabilities and obligations (the "Assumed Liabilities"):

          (a) Assumed Contracts. All liabilities and obligations of the Cable Group under the Assumed Contracts to be satisfied or performed after the Closing.

          (b) Permits. All liabilities and obligations under Permits (including, without limitation, any performance guarantees, assumptions of liability or indemnities that have been provided to Local Authorities) to be satisfied or performed after the Closing.

          (c) Accounts Payable. All accounts payable owing by the Cable Group relating to the conduct of the Business, to the extent constituting Accounts Payable.

          (d) Other Current Liabilities. All current liabilities (including, but not limited to, accrued vacation pay of Acquired Employees, subscriber security deposits, customer prepayments for services to be rendered after the Closing Date and deferred customer revenues, but excluding Accounts Payable) of the Cable Group relating to the conduct of the Business, to the extent constituting Other Current Liabilities.

          (e) Post-Closing Liabilities. All claims, liabilities, obligations, costs and expenses arising out of or with respect to the conduct of the Business after Closing, including, without limitation, any and all franchise fees, pole attachment rentals, copyright fees, federal, state or local income, sales, use, excise, property or other Taxes, and tort, contract or Permit claims arising out of or attributable to the conduct of the Business or the Acquired Assets after the Closing.

     Section 3.2 Retained  Liabilities.  Notwithstanding  anything  contained in
Section 3.1 to the contrary, except to the extent specifically assumed by Buyer under Section 3.1(a), (b), (c), (d) or (e), Buyer shall not assume and shall not be obligated to pay, perform or discharge any liabilities, obligations, costs and expenses of the Cable Group with respect to claims (including litigation) insofar as such claims (including litigation) relate to the ownership or operation of the Business prior to the Closing ("Retained Liabilities").

                                   ARTICLE IV

                                 PURCHASE PRICE

     Section 4.1 Purchase Price.

     (a)(1)The purchase price for the Acquired Assets (the "Purchase Price") shall be an aggregate amount equal to (A)an amount (the "Base Price") equal to the sum of (i)the Fixed Price plus (ii)the Capital Expenditure Amount, plus
(iii)the Closing Inventory Amount, plus (iv)an amount equal to Closing Working Capital, if Closing Working Capital is a positive amount, plus (v)the Telecom Amount, minus (vi)an amount equal to the amount by which Closing Working Capital is less than zero, if Closing Working Capital is a negative amount, minus
(vii)the Subscriber Shortfall Amount, if any, minus (viii)the Lost Service Subscriber Reduction Amount, if any, minus (ix)the Retained Franchise Reduction Amount, if any, minus (x)the amount of the front-end loaded programming payments set forth on Schedule 4.1, plus (B)if the Closing takes place after June 30, 1995, an amount equal to interest on the Base Price at the LIBOR Rate for the period from June 30, 1995 to the Closing Date.

     (2) If  Closing  Date  Basic  Subscribers  are  less  than  the  Subscriber
Shortfall  Number,  the  "Subscriber   Shortfall  Amount"  shall  be  an  amount
calculated as follows:

               (i) If West Coast Closing Date Basic Subscribers are less than the West Coast Closing Date Subscriber Target and Eastern System Closing Date Basic Subscribers are less than the Eastern System Closing Date Subscriber Target, then the Subscriber Shortfall Amount shall be equal to the sum of (A) the product of (x)$1,984.98 and (y) the shortfall of West Coast Closing Date Basic Subscribers below the West Coast Closing Date Subscriber Target and (B) the product of (x)$1,813.47 and (y) the shortfall of Eastern System Closing Date Basic Subscribers below the Eastern System Closing Date Subscriber Target.

               (ii) If West Coast Closing Date Basic Subscribers are less than the West Coast Closing Date Subscriber Target and Eastern System Closing Date Basic Subscribers are greater than the Eastern System Closing Date Subscriber Target, then the Subscriber Shortfall Amount shall be equal to
     (1) the product of (A)$1,984.98 and (B)the shortfall of West Coast Closing Date Basic Subscribers below the West Coast Closing Date Subscriber Target minus (2) the product of (A)$1,813.47 and (B)the excess of Eastern System Closing Date Basic Subscribers over the Eastern System Closing Date Subscriber Target.

               (iii) If Eastern System Closing Date Basic Subscribers are less than the Eastern System Closing Date Subscriber Target and West Coast Closing Date Basic Subscribers are greater than the West Coast Closing Date

     Subscriber Target,  then the Subscriber  Shortfall Amount shall be equal to
     (1) the product of (A)$1,813.47 and (B)the shortfall of Eastern System Closing Date Basic Subscribers below the Eastern System Closing Date Subscriber Target minus (2) the product of (A)$1,984.98 and (B)the excess of West Coast Closing Date Basic Subscribers over the West Coast Closing Date Subscriber Target.

     (b) In the event that at the time of the Closing:

               (i) any natural disaster has occurred that has damaged the tangible assets of any one or more Systems sufficiently to cause more than 11,340 Basic Subscribers then to be unable to receive cable television service as a result of such damage (a "Disaster", the aggregate number of Closing Date Basic Subscribers not receiving such service at the Closing Date as a result of such Disaster being referred to herein as "Lost Service Subscribers"), the "Lost Service Subscriber Reduction Amount" shall be an amount equal to the product of the Lost Service Subscribers multiplied by the applicable Per Subscriber Rate; or

               (ii)TeleVue is unable to transfer to Buyer a Local Authorization (other than a Right of First Refusal Local Authorization) whether by reason of a failure to renew a Local Authorization, the inability to obtain a Local Authority Consent, or otherwise (a "Retained Local Authorization"; the aggregate number of Closing Date Basic Subscribers in the Franchise Areas covered by such Retained Local Authorizations at the Closing Date being referred to herein as "Retained Subscribers" and the Franchise Areas covered by such Retained Local Authorizations being referred to herein as "Retained Franchise Areas"), the "Retained Franchise Reduction Amount" shall be an amount equal to the product of the Under Base Subscriber Number Retained Subscribers multiplied by the applicable Per Subscriber Rate determined and calculated as provided in the following two sentences. For purposes of determining the number of West Coast Closing Date Basic Subscribers and Eastern System Closing Date Basic Subscribers included in Under Base Subscriber Number Retained Subscribers, it shall be assumed that
     (i)the number of West Coast Closing Date Basic Subscribers included in Under Base Subscriber Number Retained Subscribers equals (1)the number of West Coast Closing Date Basic Subscribers included in Retained Subscribers multiplied by (2)a fraction equal to Under Base Subscriber Number Retained Subscribers divided by Retained Subscribers and (ii)the number of Eastern System Closing Date Basic Subscribers included in Under Base Subscriber Number Retained Subscribers equals (1)the number of Eastern System Closing Date Basic Subscribers included in Retained Subscribers multiplied by (2)a fraction equal to Under Base Subscriber Number Retained Subscribers divided by Retained Subscribers. The Retained Franchise Reduction Amount shall be determined by multiplying the numbers of West Coast Closing Date Basic Subscribers and Eastern System Closing Date Basic Subscribers determined pursuant to the preceding sentence by the applicable Per Subscriber Rates applicable to each such number and adding such amounts.

     (c) If clause(i) of Section 4.1(b) applies at the Closing, (i) following the Closing Buyer shall permit TeleVue to, and TeleVue shall use reasonable commercial efforts to, cause the damage caused by the Disaster to be repaired as soon as reasonably practicable to the extent necessary to reconnect cable television service (at a level not substantially less than the level of service previously provided) to the Lost Service Subscribers and (ii) Buyer shall pay to TeleVue an amount equal to (A) the applicable Per Subscriber Rate times the number of Lost Service Subscribers as to whom TeleVue shall have notified Buyer in good faith that cable television service has been so reconnected within five
(5) Business Days after TeleVue delivers such notice, plus (B) if the Closing takes place after June 30, 1995, an amount equal to interest on the amount computed pursuant to clause (ii)(A) of this paragraph (c) at the LIBOR Rate for the period from June 30, 1995 to the Closing Date (except that if any such Lost Service Subscribers were Lost Service Subscribers during the period between June30, 1995 and the Closing, such interest shall not be paid pursuant to this clause (B) on the portion of such amount computed pursuant to such clause
(ii)(A) that is attributable to such Lost Service Subscribers for that part of the period between June30, 1995 and the Closing that they were Lost Service Subscribers), provided that the aggregate amount of such payments (but without regard to any interest paid under this Section 4.1(c)) shall not exceed the Lost Service Subscriber Reduction Amount.

     (d) If TeleVue is unable to transfer to Buyer at the Closing a Local Authorization ( "Right of First Refusal Local Authorization") by reason of the exercise by a Local Authority of a right of first refusal (the Franchise Areas covered by such Right of First Refusal Local Authorizations being referred to herein as "Right of First Refusal Franchise Areas" and the number of Basic Subscribers in the Right of First Refusal Franchise Areas at the Closing Date being referred to as "Right of First Refusal Subscribers"):

     (i) The following adjustments shall be made before calculating the Estimated Purchase Price and the Purchase Price:

               (A) The Fixed Price shall be reduced from $2,227,800,000 by an amount equal to (x) Right of First Refusal Subscribers multiplied by
          (y) the applicable Per Subscriber Rate;

               (B) The Base Subscriber Number shall be reduced from 1,134,000 to a number equal to 1,134,000 minus Right of First Refusal Subscribers;

               (C) The Subscriber Shortfall Number shall be reduced from 1,122,660 to a number equal to (x) 1,134,000 minus Right of First Refusal Subscribers multiplied by (y) ninetynine one hundredths (.99);

               (D) If Right of First Refusal Subscribers include West Coast Closing Date Basic Subscribers (assuming for these purposes that Right of First Refusal Subscribers are included in Closing Date Basic Subscribers), the number of West Coast Closing Date Basic Subscribers so included shall be referred to herein as "West Coast Right of First of Refusal Subscribers" and the West Coast Closing Date Subscriber Target shall be reduced to a number equal to (x)998,900 minus West Coast Right of First of Refusal Subscribers multiplied by (y) ninetynine one hundredths (.99); and

               (E) If Right of First Refusal Subscribers include Eastern System Closing Date Basic Subscribers (assuming for these purposes that Right of First Refusal Subscribers are included in Closing Date Basic Subscribers), the number of Eastern System Closing Date Basic Subscribers so included shall be referred to herein as "Eastern System Right of First of Refusal Subscribers" and the Eastern System Closing Date Subscriber Target shall be reduced to a number equal to
          (x)135,100 minus Eastern System Right of First of Refusal Subscribers multiplied by (y)ninetynine one hundredths (.99).

     (ii)If following the Closing TeleVue is able to transfer to Buyer a Right of First Refusal Local Authorization, then TeleVue shall so notify Buyer and, on the fifth Business Day after the date of such notice (a "Deferred Closing Date"), TeleVue shall transfer to Buyer such Right of First Refusal Local Authorization and all related Right of First Refusal Assets held on such Deferred Closing Date and (x)Buyer shall assume, pay, perform and discharge the liabilities and obligations arising from and after such Deferred Closing Date under or in respect of such related Right of First Refusal Assets (including without limitation any related Right of First Refusal Permits and Right of First Refusal Contracts) and (y)Buyer shall pay to TeleVue an amount equal to (1) the sum of (A) the product of the applicable Per Subscriber Rate multiplied by the number of Right of First Refusal Subscribers for the Right of First Refusal Franchise Area and (B) the amount of Deducted Covered Capital Expenditures attributable to such Right of First Refusal Franchise Area plus (C)interest on the amount of such Deducted Covered Capital Expenditures at the Prime Rate for the period from the Closing Date to the Deferred Closing Date, compounded quarterly, plus (2)if the Closing takes place after June 30, 1995, an amount equal to interest on the amount computed pursuant to clause (A) of this paragraph (d) at the LIBOR Rate for the period from June 30, 1995 to the Closing Date. From and after the Deferred Closing Date with respect to a Right of First Refusal Franchise Area, such Right of First Refusal Franchise Area shall no longer be considered a "Right of First Refusal Franchise Area" hereunder and the related "Right of First Refusal Assets" transferred to Buyer on such Deferred Closing Date shall be considered "Acquired Assets" and, to the extent applicable, "Assumed Liabilities" (with the same meanings as if such Acquired Assets and Assumed Liabilities had been transferred on the Closing Date).

     (e) If clause(ii) of Section4.1(b) applies at the Closing, then, if following the Closing TeleVue is able to transfer to Buyer a Retained Local Authorization, TeleVue shall so notify Buyer and, on the fifth Business Day after the date of such notice (a "Deferred Closing Date"), TeleVue shall transfer to Buyer such Retained Local Authorization and all related Retained Assets held on such Deferred Closing Date and Buyer shall assume, pay, perform and discharge the liabilities and obligations arising from and after the Closing Date under or in respect of such related Retained Assets (including without limitation any related Retained Permits and Retained Contracts) and Buyer shall pay to TeleVue an amount equal to:

               (A) the sum of (1)the product of (i)the applicable Per Subscriber Rate multiplied by (ii)the number of Retained Subscribers for the Retained Franchise Area covered by such Retained Local Authorization multiplied by (iii) a fraction equal to (x) Under Base Subscriber

          Number Retained Subscribers divided by (y) Retained Subscribers (provided that the aggregate amount calculated pursuant to this clause
          (1)shall  not exceed the  Retained  Franchise  Reduction  Amount) plus
          (2)if there are MultiCategory Retained Subscribers in the Retained Franchise Area covered by such Retained Local Authorization, the product of (i)the applicable Per Subscriber Rate multiplied by (ii)the number of such MultiCategory Retained Subscribers plus (3)the amount of Deducted Covered Capital Expenditures attributable to the Retained Franchise covered by such Retained Local Authorization plus (4) if the Closing takes place after June30, 1995, interest on the sum of the amount determined pursuant to clauses (1), (2) and (3) at the LIBOR Rate for the period from June30, 1995 to the Closing Date plus

               (B) interest on the amount computed pursuant to clause (A) at the Prime Rate for the period from the Closing Date to the Deferred Closing Date, compounded quarterly, plus

               (C) an amount equal to Unreimbursed Cumulative Adjusted Capital Expenditures as of the Deferred Closing Date for the Retained Franchise Area covered by such Retained Local Authorization.

     From and after the Deferred Closing Date with respect to a Retained Franchise Area, such Retained Franchise Area shall no longer be considered a "Retained Franchise Area" hereunder, the related "Retained Local Authorization" shall no longer be considered a "Retained Local Authorization" hereunder and the related "Retained Assets" transferred to Buyer on such Deferred Closing Date shall be considered "Acquired Assets" and, to the extent applicable, "Assumed Liabilities" (with the same meanings as if such Acquired Assets and Assumed Liabilities had been transferred on the Closing Date).

     (f) (i)The  parties  understand  and agree that Lost  Service  Subscribers,
Right of First Refusal Subscribers and Retained Subscribers are mutually exclusive. Any Basic Subscriber that would, but for the preceding sentence, be within more than one such definition (a "MultiCategory Subscriber") shall be considered a Right of First Refusal Subscriber before being considered a Retained Subscriber or Lost Service Subscriber and shall be considered a Lost Service Subscriber before being considered a Retained Subscriber, such classification being deemed the "Primary Classification" of such MultiCategory Subscriber and the type of Subscriber definition that would apply next after the Primary Classification pursuant to this sentence shall be the "Secondary Classification" of such MultiCategory Subscriber. If at any time a MultiCategory Subscriber no longer fits the definition of its Primary Classification, effective as of such time (x)such MultiCategory Subscriber shall no longer be deemed to be the type of Subscriber covered by its Primary Classification and shall be deemed to be the type of Subscriber covered by its Secondary Classification (except that any Lost Service Subscriber or Right of First Refusal Subscriber that would become a Retained Subscriber pursuant to this clause shall be deemed to be a "MultiCategory Retained Subscriber" rather than a Retained Subscriber), (y)if applicable, the Lost Service Subscriber Reduction Amount shall be reduced by an amount equal to the product of (A) the number of such MultiCategory Subscribers that are no longer deemed to be Lost Service Subscribers pursuant to clause (x) multiplied by (B) the applicable Per Subscriber Rate, and (z)if applicable, the Lost Service Reduction Amount or the Retained Franchise Reduction Amount, as the case may be, shall be increased by an amount equal to the product of (C) the number of such MultiCategory

Subscribers  that  are  deemed  to  be  Lost  Service  Subscribers  or  Retained
Subscribers, respectively, pursuant to clause (x) multiplied by (D) the applicable Per Subscriber Rate.

     (ii) The following revisions shall govern the classifications of Franchise Areas that contain MultiCategory Subscribers for purposes of Section2.4 (it being assumed for these purposes only that the classifications of Basic Subscribers are not mutually exclusive as provided in Section 4.1(f)):

               (A)  MultiCategory  Retained  Subscribers  shall be  deemed to be
          Retained Subscribers solely for purposes of determining the classification of Franchise Areas. For all other purposes hereunder (including, without limitation, Section4.1(e)), MultiCategory Retained Subscribers shall not be deemed to be Retained Subscribers.

               (B) If a Franchise Area contains both Lost Service Subscribers and Retained Subscribers, such Franchise Area shall be deemed to be a Retained Franchise Area.

               (C) A Franchise Area that contains Right of First Refusal Subscribers shall be deemed to be a Right of First Refusal Franchise Area until the transfer to Buyer of the Right of First Refusal Local Authorization relating thereto is no longer prevented by reason of the exercise by a Local Authority of a right of first refusal, and thereafter shall be deemed to be a Retained Franchise Area if there are any Retained Subscribers in such Franchise Area.

     (g) Payments pursuant to Section4.1(c) or (d) or (e) shall be made by wire transfer of immediately available funds to an account in the United States designated by TeleVue at least two (2) Business Days prior to the date such payment is due. Any payment pursuant to Section4.1(c) or (d) (other than interest) or (e) shall be deemed to be an adjustment to the Purchase Price for purposes of this Agreement. Notwithstanding the provisions of Sections4.1(c),
(d) and (e), Buyer shall in no event be required to make any payment pursuant to any such Section with respect to Lost Service Subscribers, Right of First Refusal Subscribers and Retained Subscribers if and to the extent that, after giving effect to such payment, (x)the aggregate amount of such payments made pursuant to such Sections (excluding any payments relating to interest, capital expenditures (including, without limitation, Deducted Covered Capital Expenditures) and cash flow) would exceed (y)an amount equal to the aggregate amount that would have been paid at the Closing for all Lost Service Subscribers, Right of First Refusal Subscribers and Retained Subscribers if none of such Basic Subscribers had had the status of Lost Service Subscriber, Right of First Refusal Subscriber or Retained Subscriber as of the Closing (the amount of any such excess payment being an "Excess Payment"). If and to the extent that Buyer shall make any Excess Payment to Tele-Vue, upon Buyer's written request Tele-Vue shall refund to Buyer the amount of such Excess Payment, together with interest thereon at the Prime Rate for the period from the date of payment to the date of refund.

     Section 4.2 Calculation of Adjustment Amounts. (a)Prior to the Closing Date, TeleVue will determine in good faith its estimates of Closing Date Basic Subscribers ("Estimated Closing Date Basic Subscribers"), the Subscriber Shortfall Amount (the "Estimated Subscriber Shortfall Amount"), the Capital
Expenditure Amount (the "Estimated Capital Expenditure Amount"), the Closing Inventory Amount (the "Estimated Closing Inventory Amount"), Closing Working Capital ("Estimated Closing Working Capital"), the Telecom Amount (the "Estimated Telecom Amount"), the Lost Service Subscriber Reduction Amount ("Estimated Lost Service Subscriber Reduction Amount"), if any, the Retained Franchise Reduction Amount ("Estimated Retained Franchise Reduction Amount"), if any, and, if applicable, the Right of First Refusal Adjustments ("Estimated Right of First Refusal Adjustments"). The Estimated Closing Date Basic Subscribers, the Estimated Subscriber Shortfall Amount, the Estimated Capital Expenditure Amount, the Estimated Closing Inventory Amount, Estimated Closing Working Capital, Estimated Lost Service Subscriber Reduction Amount, Estimated Retained Franchise Reduction Amount, the Estimated Telecom Amount and the Estimated Right of First Refusal Adjustments are referred to herein collectively as the "Estimated Adjustment Amounts" and the Closing Date Basic Subscribers, the Capital Expenditure Amount, the Closing Inventory Amount, Closing Working Capital, the Telecom Amount, the Subscriber Shortfall Amount, the Lost Service Subscriber Reduction Amount, the Retained Franchise Reduction Amount and the Right of First Refusal Adjustments are referred to herein collectively as the "Adjustment Amounts." At least (45) days prior to the anticipated Closing Date, TeleVue will deliver to Buyer a statement setting forth its estimates of the Adjustment Amounts as of the anticipated Closing Date set forth in such statement. Such statement shall be for informational purposes only and TeleVue shall not be deemed to have made any representations or warranties as to such statement, except that it was prepared in good faith. At least ten (10) Business Days prior to the anticipated Closing Date, TeleVue will deliver to Buyer a statement setting forth the Estimated Adjustment Amounts, which statement shall:
(i)contain  the  information  in  reasonable  detail  required to calculate  the
Estimated Adjustment Amounts; (ii)be prepared in accordance with the requirements of this Agreement; and (iii)be certified by an authorized officer of TeleVue to be TeleVue's good faith estimate as of the date thereof.

     (b) The Purchase Price payable on the Closing Date (the "Estimated Purchase Price") will be preliminarily calculated and adjusted in accordance with Section4.1 as if the Estimated Adjustment Amounts set forth on the statement delivered by TeleVue to Buyer pursuant to the last sentence of paragraph (a) of this Section4.2 were the actual Adjustment Amounts.

     (c) Not later than sixty (60) days after the Closing Date, Buyer shall deliver to TeleVue a statement showing Buyer's calculation of the actual Adjustment Amounts (the "Final Certificate"). Buyer shall make available to TeleVue its accountants' work papers and such other information relating to the calculation of the Adjustment Amounts as TeleVue shall reasonably request.

     (d) In the event that TeleVue disputes Buyer's calculation of the Adjustment Amounts, TeleVue shall give written notice thereof to Buyer within 30 days after the Final Certificate was delivered to TeleVue which notice shall set forth the basis for such dispute in reasonable detail (the "Dispute Notice"). The parties shall use all reasonable efforts to resolve any such dispute, but if any such dispute cannot be resolved by the parties within thirty (30) days after the date the Dispute Notice is given, all unresolved disputes shall be referred to an Arbitrating Firm for resolution. The parties shall seek to cause the Arbitrating Firm to make its determination within sixty (60) days after referral of a dispute to it. The determination of the Arbitrating Firm shall be conclusive and binding on each party. The fees of the Arbitrating Firm shall be allocated and paid by TeleVue or Buyer, or divided between them, on a basis determined by the Arbitrating Firm to be fair taking into account the correctness of the positions asserted by each of them with respect to the disputed matters resolved by the Arbitrating Firm.

     (e) The Adjustment Amounts shall be the amounts set forth in the Final Certificate unless a Dispute Notice is given with respect to the calculation thereof, in which case only those Adjustment Amounts not in dispute shall be as set forth in the Final Certificate. If a Dispute Notice is given, any Adjustment Amount in dispute shall be deemed finally determined on the date that the Arbitrating Firm gives written notice to Buyer and TeleVue of its determination with respect to all disputes regarding the calculation thereof, or, if earlier, the date on which the TeleVue and Buyer agree in writing on the amounts thereof, in which case any Adjustment Amount in dispute shall be calculated in accordance with such determination or agreement, as the case may be, and the Purchase Price shall be finally calculated in accordance with such calculations as provided in
Section 4.1.

     Section 4.3 Adjustment Payment. If the Purchase Price as finally determined is greater than the amount of the Estimated Purchase Price, Buyer shall pay to TeleVue on the third Business Day after such determination an amount in cash equal to such excess plus interest thereon from the Closing Date to the date of payment at the Prime Rate, compounded quarterly. If the Purchase Price as finally determined is less than the Estimated Purchase Price, TeleVue shall pay to Buyer on the third Business Day after such determination an amount in cash equal to such deficiency plus interest thereon from the Closing Date to the date of payment at the Prime Rate, compounded quarterly. Payments of cash pursuant to this Section4.3 shall be made by wire transfer of immediately available funds to an account in the United States designated by the party entitled to payment to the party required to make the payment at least two (2) Business Days prior to the date such payment is due. Any payment pursuant to this Section 4.3 (other than interest) shall be deemed to be an adjustment to the Purchase Price for purposes of this Agreement.

     Section 4.4 Proration. Subject to Article III, property taxes and assessments, payroll taxes, utility charges, association dues, rents, pole rentals, applicable franchise, copyright or other fees, sales and service charges, wages and payroll expenses (including accrued vacation pay and sick leave) of Employees of the Cable Group who are employed by Buyer as of the Closing, and other operating income and expenses shall be prorated as of 11:59 p.m. on the Closing Date, but only to the extent such items were not taken into account in calculating closing Working Capital.

                                   ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF TELEVUE AND VIACOM

     A. TeleVue and Viacom represent and warrant to Buyer that:

     Section 5.1 Corporate  Existence and Power. Each Cable Division  Subsidiary
(i)is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii)is authorized to transact business and is in good standing in each state in which its ownership of assets or conduct of business requires such qualification, and (iii)has all corporate powers required to carry on its business as conducted on the date of this Agreement, with such exceptions to clauses(i), (ii) and (iii) as would not have a Material Adverse Effect or materially and adversely affect the ability of the Cable Group to consummate the Transaction.

     Section 5.2 Corporate Authorization. Each Cable Division Subsidiary has the corporate power to own the Acquired Assets owned by it and to operate the Systems operated by it. The execution, delivery and performance by TeleVue of this Agreement, and the consummation by TeleVue of the Transaction are, and the performance by each Remaining Cable Division Subsidiary, if any, of this Agreement and the consummation by such Remaining Cable Division Subsidiary of the Transaction are, or on or before the Closing Date will be, within the corporate powers of TeleVue and such Remaining Cable Division Subsidiary, and, with respect to TeleVue, have been duly authorized by all necessary corporate action on the part of TeleVue, and, with respect to such Remaining Cable Division Subsidiary, have been, or on or before the Closing Date will be, duly authorized by all necessary corporate action on the part of such Remaining Cable Division Subsidiary, and have been or on or before the Closing Date will be, duly authorized by TeleVue's parent and such Remaining Cable Division Subsidiary's parent.

     Section 5.3 Governmental Authorization. The execution and delivery of this Agreement by TeleVue, and the performance by the Cable Group of this Agreement, and the consummation by the Cable Group of the Transaction, require no material action by or in respect of, or material filing with, any Governmental Authority other than compliance with any applicable requirements of the HSR Act, the FCC Authorizations and the Local Authorizations and those that may be applicable as a result of the regulatory status of Buyer or its Affiliates.

     Section 5.4 Consents. Except as set out in Schedule5.13, no material consent by any Person under any Material Contract is required or necessary for the execution and delivery of this Agreement by TeleVue, or the performance by the Cable Group of this Agreement, or the consummation by the Cable Group of the Transaction. Except as indicated in Schedules5.8, 5.13, 5.15 and 6.4, no consent by any Person is required or necessary for the execution and delivery of this Agreement by TeleVue, or the performance by the Cable Group of this Agreement, or the consummation by the Cable Group of the Transaction, with such exceptions as would not have a Material Adverse Effect.

     Section 5.5 Non-Contravention. (a)The execution, delivery and performance of this Agreement by TeleVue, and the consummation by TeleVue of the Transaction, do not, and the performance by each Remaining Cable Division Subsidiary, if any, of this Agreement and the consummation by such Remaining Cable Division Subsidiary of the Transaction do not or on or before the Closing Date will not, (x)contravene the certificate of incorporation or bylaws of TeleVue or such Remaining Cable Division Subsidiary or (y)result in the imposition of any Lien (other than a Permitted Lien) upon any Acquired Asset pursuant to, or constitute a breach or default (including any event that, with the passage of time or giving of notice, or both, would become a breach or default) under or give rise to a right of termination, cancellation, first refusal or acceleration under any applicable Legal Requirement or any judgment, injunction, order, decree, contract, license, lease, indenture, mortgage, loan agreement or note as to which the Cable Group is a party or by which any of its properties may be bound, the effect of which would be to materially impair the ability of the Cable Group to perform its obligations under this Agreement.

     (b) The Cable Group is not in breach or default (including any event that, with the passage of time or giving of notice, or both, would become a breach or default) under any Assumed Contract or contract by which any of the Acquired Assets may be bound, the effect of which would be to impair the ability of the Cable Group in any material respect to operate any System as presently operated.

     Section 5.6 Binding Effect. This Agreement has been duly executed and delivered by TeleVue, and this Agreement constitutes a valid and binding obligation of TeleVue, enforceable against TeleVue in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

     Section 5.7 Financial Statements. The unaudited consolidated balance sheets of the Cable Group at December 31, 1993 and September 30, 1994 and the unaudited consolidated income statements of the Cable Group for the year ended December31, 1993 and the ninemonth period ended September 30, 1994 set forth on Schedule 5.7 hereto (the "Financial Statements"), fairly present in all material respects in conformity with GAAP, the financial position of the Cable Group as of the dates thereof and the results of operations of the Cable Group for the periods then ended, except that such Financial Statements omit footnotes (and the disclosure contained therein) and are subject to normal, quarterend and/or yearend adjustments, and the financial information set forth in such unaudited consolidated balance sheet at December 31, 1993 and such unaudited consolidated income statement for the year ended December 31, 1993 was incorporated in the audited consolidated financial statements of Viacom Inc. at and for the year ended December31, 1993.

     Section  5.8  Systems;   Local   Authorizations  and  FCC   Authorizations.
(a)(i)Schedule5.8 sets forth a complete list for each System of the Local Authorizations (other than any such authorization, approval, certification,


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

franchise, license or permit which is not material to the ownership or operation of a System) in effect as of the date of this Agreement and indicates for each System those Local Authorizations requiring the consent of the Local Authority for consummation of the Transaction.

     (ii) Each Local Authorization (x)is in all material respects validly held by a Cable Division Subsidiary in accordance with and as required by the terms thereof and according to all applicable Legal Requirements and (y)is in all material respects in full force and effect and has not been revoked or canceled and the applicable Cable Division Subsidiary is in material compliance therewith. To the knowledge of TeleVue, no proceeding to revoke, cancel or modify in any manner any such Local Authorization has been initiated or threatened in writing, except such as has been disclosed to Buyer in writing prior to the date of this Agreement. The Cable Group has timely filed all 626 Letters required to be filed in connection with renewal of Local Authorizations.

     (iii) Except as otherwise indicated on Schedule5.8, (aa)Schedule 5.8 sets forth a list, for each Franchise Area, of the date (or, if applicable, the range of possible expiration dates) of expiration of each material Local Authorization with respect thereto; (bb)no other material Local Authorization is required by law in connection with the operation and maintenance of the Systems; and (cc)to the knowledge of TeleVue, (x)there are no operating cable television systems (other than the Systems) providing cable television programming to a material number of households in the Franchise Area and (y)no entity has been awarded a valid cable television franchise which enables such entity to provide cable television service to a material number of households in the Franchise Area.

     (b) Schedule 5.8 contains a complete list as of the Cable Group's accounting cutoff date ending immediately prior to September 30, 1994, with respect to each System, of (i)the number of Basic Subscribers as shown on the System's monthly subscriber report, (ii)the number of pay customers by each pay service as shown in the Cable Group's records, (iii)the approximate length of installed plant, and (iv)the approximate number of Homes Passed.

     (c) Schedule 5.8 contains a complete list of all FCC Authorizations in effect as of the date hereof.

     (d) (i)No System is in material violation of and the Cable Group has not received written notice of any claimed violation of, any FCC Authorization.
(ii)Each such FCC Authorization is validly existing and in full force and effect in all material respects. (iii)Each System has all material FCC Authorizations required for its operation of the Systems. To the knowledge of TeleVue, no proceeding to revoke, cancel or modify in any manner any such FCC Authorization has been initiated or threatened in writing and the applicable member of the Cable Group is in material compliance with all such FCC Authorizations.

     (e) Schedule 5.8 sets forth the Basic Subscriber Rate for each Franchise Area as of the date indicated therein.

     Section 5.9 Absence of Changes. Except as described in Schedule5.9, since the Balance Sheet Date, the Cable Group has operated the Business in the ordinary course, consistent with past practices, and there have been no changes in the Business which, individually or in the aggregate, have resulted in a Material Adverse Effect.

     Section 5.10 Subsidiaries. At the date of this Agreement, (a)all Cable Division Subsidiaries (other than TeleVue) are whollyowned Subsidiaries of TeleVue and (b)TeleVue is a whollyowned Subsidiary of Viacom Inc.

     Section 5.11 Assets. The Cable Group has good and, subject to Permitted Liens, marketable title to, or a valid leasehold or license interest in, all tangible assets purported to be owned, leased or licensed by the Cable Group, including, without limitation, all Inventory, Real Property and Equipment, free and clear of all Liens other than Permitted Liens. The bill of sale set forth in ExhibitG is sufficient to transfer to Buyer good and, subject to Permitted Liens, marketable title to the PVIT Assets. The Acquired Assets, the Nashville Local Authorizations and the PVIT Assets are in all material respects sufficient to operate the Business as currently conducted. The Cable Division Subsidiaries hold all cable television franchises that Viacom Inc. or any Subsidiary of Viacom Inc. holds, except for the Nashville Local Authorizations. Except for the Excluded Assets, the Acquired Assets, the Nashville Local Authorizations and the PVIT Assets constitute all material operating assets owned, leased or licensed by Viacom Inc. or any of its Subsidiaries and used primarily in the Cable
Television Business of Viacom Inc. and its Subsidiaries. Any asset owned by Viacom Inc. or any Subsidiary of Viacom Inc. which is primarily used in the Business but is not held by the Cable Group on the date hereof will be transferred to the Cable Group on or before the Closing.

     Section 5.12 Intellectual Property. To the knowledge of TeleVue, the conduct of the Business does not infringe upon the patents, trademarks, trade names or other intellectual property rights of any Person, with such exceptions as would not result in a Material Adverse Effect.

     Section 5.13 Material Contracts. (a)Schedule 5.13 lists all Material Contracts in effect on the date of this Agreement. The Cable Group has caused to be made available to the Buyer or its representatives true and complete copies of the Material Contracts.

     (b) Except as disclosed in Schedule5.13, the Cable Group is not in material default or breach of any Material Contract and, to the knowledge of TeleVue,
(i)there exists no state of facts which after notice or lapse of time or both would constitute such a material default or breach and (ii)no other party to such Material Contract is in default or breach thereunder.

     (c) Except as set forth on Schedule 5.13, the real property and personal property which are the subject of leases that constitute Assumed Contracts are currently used in the construction, operation or maintenance of the Business or constitute Telecom Agreements.

     Section 5.14 Litigation. Except as set out in Schedule5.14, there are no actions, suits or proceedings pending and, to the knowledge of TeleVue, there are no claims, grievances, governmental investigations, actions, suits or proceedings threatened, against or affecting the Cable Group with respect to the Business at law or in equity or before or by any Governmental Authority, or before or by an arbitrator or arbitration board which would have a Material Adverse Effect. Except as set out in Schedule 5.14, there are no judgments, decrees or orders outstanding against the Cable Group with respect to the Business or any System.

     Section 5.15  Compliance  with Legal  Requirements.  Except as set forth on
Schedule 5.15, (i)the Cable Group is in compliance with all applicable Legal Requirements and (ii)the Business is being conducted in compliance with all applicable Legal Requirements, with such exceptions to clauses(i) and (ii) as would not have a Material Adverse Effect.

     Section 5.16 Employees.

     (a) Employment Agreements. Schedule5.16 contains a list of all written employment agreements between the Cable Group and Employees. The consummation of the Transaction will not result in Buyer becoming obligated to make any severance payments, or to accrue any severance costs with respect to any NonAcquired Employee.

     (b) Collective Agreements. Except as set out in Schedule 5.16, the Cable Group is not a party to any material labor or employment dispute and is not bound by or a party to any collective bargaining agreement relating to Employees and no trade union, council of trade unions, employee bargaining agent or affiliated bargaining agent for any of the Employees (i)holds bargaining rights with respect to any of Employees by way of certification, interim certification, voluntary recognition, designation or successor rights; or (ii)has, to the knowledge of TeleVue, applied or indicated an intention to apply to be certified as the bargaining agent of any of the Employees.

     (c) Employee Benefit Plans/ERISA. (i)Schedule 5.16 lists each stock option, stock purchase, disability, vacation pay, incentive, bonus, severance pay, deferred compensation, supplemental income or other employee benefit plan, policy or arrangement or agreement and each other "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by or contributed to by the Cable Group, including all amendments thereto (collectively referred to as "Benefit Plans"), covering current or former employees or dependents or survivors of employees or former employees of the Cable Group. Summaries of each Benefit Plan have been provided to Buyer.

     (ii) Each Benefit Plan is in substantial compliance with all applicable laws and regulatory requirements, and has been administered substantially in accordance with its terms. Having made due inquiry of Viacom Inc., TeleVue knows of no circumstances likely to result in the denial or revocation of taxqualification of any Benefit Plan intended to be taxqualified under Section 401(a) of the Code. No material liabilities, other than for payment of benefits in the ordinary course, have been incurred nor, to the knowledge of TeleVue (having made due inquiry of Viacom Inc.), do any facts exist which are reasonably likely to result in any material liability (whether or not asserted as of the date hereof) of the Cable Group arising by virtue of any event, act or omission occurring prior to the Closing Date with respect to any Benefit Plan. To the knowledge of TeleVue (having made due inquiry of Viacom Inc.) no liens under Code Section 412(n) or ERISA Section 4068(a) nor liabilities under ERISA
Section 4069(a) or Section 4201(a) exist with respect to any employee benefit plan (within the meaning of Section3(a) of ERISA) of the Cable Group or any member of an ERISA affiliated group (as defined under Section414(b), (c) and (m) of the Code) which would have a Material Adverse Effect on the Acquired Assets, nor do any facts exist which are reasonably likely to result in the assertion of such liens or liabilities.

     (d) Immigration. The Cable Group has in all material respects properly verified the identity and authorization to work in the United States and has completed and retained INS forms I9 for all Acquired Employees where required by the Immigration Reform and Control Act of 1986 and related statutes. TeleVue has made available to Buyer true and complete copies of such forms.

     Section 5.17 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Cable Group, any Cable Division Subsidiary or any of their Affiliates who might be entitled to any fee or commission from Buyer or any of its Affiliates in connection with the execution, delivery or performance of this Agreement or the Transactions.

     Section 5.18 Real Property. (a)Schedule 5.18 lists the address of each parcel of Owned Real Property.

     (b) Except as set forth in Schedule5.18, all Owned Real Property is used or useful in the Business.

     (c) The Cable Group has possession and the right to occupy the real property which is the subject of each lease of Leased Real Property that constitutes a Material Contract.

     (d) The Cable Group has not received written notice from any party to any instrument affecting any material parcel of Real Property that such party intends to terminate or cancel the same, with such exceptions as would not be reasonably expected to have a Material Adverse Effect.

     Section 5.19 Environmental Matters. There is no past or present event, condition or circumstance (i)which constitutes a material violation by the Cable Group of any Legal Requirements now in effect relating to pollution or protection of the environment from contamination, including any material Legal Requirements relating to the use, treatment, storage, disposal, transport or handling of, or the spill, deposit, emission, discharge, release or threatened release of, contaminants, substances, wastes or pollutants, including petroleum and "hazardous substances" as that term is defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA") (collectively, "Hazardous Materials"), into the environment or (ii)which has or will give rise to any material liability of the Cable Group, including any material liability under CERCLA or other similar state law, based on, arising out of or related to the use, treatment, storage, disposal, transport of, or handling or the spill, deposit, emission, discharge, release or threatened release of, any Hazardous Material into the environment; provided that the representations in this Section 5.19, insofar as they apply to the underground storage tanks listed on Schedule5.19, shall apply without any limitation as to materiality. Attached hereto as Schedule 5.19 is a true and correct list of all underground storage tanks located on the Real Property. TeleVue has delivered to Buyer copies of the most recent tank test reports relating to such tanks.

     Section 5.20 FCC and Copyright. (a)The Cable Group is in compliance with the Rules and Regulations concerning Cumulative Leakage Index, as defined by the Rules and Regulations.

     (b) The Cable Group has made all material submissions (including, without limitation, registration statements) required under the Communications Act applicable to the conduct and operation of the Business and the Systems. The Cable Group and the Systems are in compliance in all material respects with the Communications Act. The Cable Group has provided all material notices to subscribers and maintained in all material respects all public files required under the Communications Act. Except as set forth in Schedule 5.20, the Cable Group is certified as in compliance with the FCC's equal employment opportunity rules to the extent required to be so certified under such rules. Each System is in material compliance with all "must carry" requirements and has received all retransmission consents, except such as are being contested.

     (c) The Cable Group has deposited with the United States Copyright Office all statements of account and other documents and instruments, and paid all royalties, supplemental royalties, fees and other sums to the United States Copyright Office required under the Copyright Act with respect to the business and operations of each System as are sufficient to obtain, hold and maintain the compulsory copyright license for cable television systems prescribed in section 111 of the Copyright Act.

     (d) The Cable Group and each System are in compliance in all material respects with the Copyright Act, except as to potential copyright liability arising from the performance, exhibition or carriage of any music on each System. The Cable Group and each System are entitled to hold and do now hold the compulsory copyright license described in section 111 of the Copyright Act.

     Section 5.21 Taxes. (a)All Taxes with respect to all taxable periods or portions thereof ending on or before the Closing for which TeleVue and any of the other Cable Division Subsidiaries are or could be liable have been duly paid, collected or withheld and remitted to the appropriate governmental agency (or to other persons or entities (for example, under tax allocation agreements)), except for any such Taxes not yet delinquent and any such Taxes which, if not paid, collected, or withheld and remitted would not result in a Lien on the Acquired Assets which would remain after consummation of the Transaction or result in transferee liability on the part of Buyer.

     (b) None of the Acquired Assets is required to be treated as owned by any person other than TeleVue or a Cable Division Subsidiary pursuant to a socalled safe harbor lease under the provisions of former Section 168(f)(8) of the Code which Buyer is required to assume pursuant to this Agreement.



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

     (c) Neither TeleVue nor any other Cable Division Subsidiary is a "foreign person" within the meaning of Section1445 of the Code.

     Section 5.22 Telecom Capital Expenditures. As of September 30, 1994, the portion of the Telecom Capital Expenditure Amount expended prior thereto did not exceed $7 million.

     Section 5.23 Reorganizations. The Reorganizations will not have a Material Adverse Effect or prevent or substantially delay the consummation of the Transaction or result in any cost to Buyer that is not reimbursable by TeleVue.

     Section 5.24 Accounts Receivable, Net. The allowance for customer doubtful accounts as of the Closing will be in an amount not less than the total of all disconnected subscriber account balances, all amounts billed to subscribers for unrecovered converters and all accounts receivable aged over 120 days from the invoice or billing date, determined on a basis consistent with the Financial Statements.

     B. TeleVue and Viacom acknowledge and agree with Buyer that Buyer shall be entitled to rely upon each and every representation and warranty set forth in this Agreement notwithstanding that Buyer has conducted its own investigation of the Acquired Assets and each System and that Buyer may have received information that suggests that a representation or warranty is untrue, inaccurate or incomplete.

     C. Buyer hereby acknowledges and agrees with TeleVue and Viacom as follows:

     NO OTHER REPRESENTATIONS OR WARRANTIES. THE ACQUIRED ASSETS ARE BEING SOLD ON AN "AS IS" "WITH ALL FAULTS" BASIS, AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V AND IN ARTICLE XV HEREOF, TELEVUE AND ITS AFFILIATES MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AND TELEVUE, AND ITS AFFILIATES HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY (INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANT OR WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE), WHETHER BY TELEVUE, ITS AFFILIATES, OR ANY OF THEIR AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE CABLE GROUP, THE ACQUIRED ASSETS OR THE SYSTEMS OR THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTION, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER, ANY AFFILIATE OF BUYER OR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON OF ANY DOCUMENT OR OTHER INFORMATION BY THE CABLE GROUP, ANY OF ITS AFFILIATES, OR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

                                   ARTICLE VI

             REPRESENTATIONS AND WARRANTIES OF BUYER AND INTERMEDIA

Buyer and InterMedia represent and warrant to TeleVue that:

     Section 6.1 Partnership Existence and Power. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the state of California, and is authorized to transact business and is in good standing in each state in which its ownership of assets or conduct of business requires such qualification, and has all partnership powers required to carry on its business as now conducted, with such exceptions as would not materially and adversely affect the ability of Buyer to consummate the Transaction.

     Section 6.2 Partnership Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the Transaction are within Buyer's partnership powers and have been duly authorized by all necessary partnership action on the part of Buyer.

     Section 6.3 Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement, and the consummation by Buyer of the Transaction, require no material action by or in respect of, or filing with, any governmental body, agency, official or authority other than compliance with any applicable requirements of the HSR Act, the FCC Authorizations, and the Local Authorizations and filing the application for, and receipt of, the FCC Certificate.

     Section 6.4 Consents. Except as set out in Schedule 6.4, no consent by any Person under any contract to which Buyer is a party or to which its assets are subject is required or necessary for the execution, delivery and performance by Buyer of this Agreement or the consummation by Buyer of the Transaction, with such exceptions as would not materially and adversely affect the ability of Buyer to consummate the Transaction.

     Section 6.5 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the Transaction does not and will not (x)contravene the certificate of limited partnership or agreement of limited partnership of Buyer or (y)result in a, or constitute a breach or default (including any event that, with the passage of time or giving of notice, or both, would become a breach or default) under any applicable Legal Requirement or any judgment, order, decree, contract, license, lease, indenture, mortgage, loan agreement or note, as to which Buyer is a party or by which any of its properties may be bound, the effect of which would materially impair the ability of Buyer to perform its obligations under this Agreement.

     Section 6.6 Binding Effect. This Agreement has been duly executed and delivered by Buyer and this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

     Section 6.7 No Violations of FCC Cross Ownership Rules. Assuming Buyer were now in control of the Systems, Buyer would not be in violation of any FCC restrictions regarding the ownership of competing media and related businesses that impact the ability of Buyer to own the Systems.

     Section 6.8 FCC Certificate. Having made due inquiry, to the best of Buyer's and InterMedia's knowledge and belief, Buyer and RCS Nashville, L.P. are "minority controlled" as that term is defined in the FCC's Statement of Policy on Minority Ownership of Broadcasting Facilities, 68 FCC 2d 979 (1978) and Commission Policy Regarding the Advancement of Minority Ownership in Broadcasting, 92 FCC 2d 849 (1982) and subsequent decisions of the FCC prior to the date hereof interpreting such policies, such that TeleVue and any Cable Division Subsidiary that sells Acquired Assets as contemplated hereby shall be entitled to apply for and receive an FCC Certificate. Buyer and its Affiliates will file with the FCC an application for an FCC Certificate which discloses all material information relevant to obtaining an FCC Certificate (including, without limitation, information regarding any proposed transfers by Buyer of Acquired Assets), and all information in such application insofar as it relates to Buyer and its Affiliates and the Transaction and is provided by Buyer or any of its Affiliates shall be true and correct in all material respects.

     Section 6.9 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to any fee or commission from the Cable Group or any of its Affiliates in connection with the execution, delivery or performance of this Agreement or the Transactions.

     Section 6.10 Limited Partner Guaranty. The Limited Partner Guaranty has been duly executed and delivered by Guarantor and constitutes, and on the Closing Date shall constitute, a valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms.

     Section 6.11 First Pledge Agreement. If the Guarantor defers payment of the Deferred Amount (as defined in the Limited Partner Guaranty) pursuant to Section1(c) of the Limited Partner Guaranty, the First Pledge Agreement will be duly executed and delivered by Guarantor at the time it is required to be executed and delivered and at such time will constitute a valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms.

     Section 6.12 Value Guarantee Agreement. If payment of a portion of the Purchase Price is to be deferred pursuant to Section 12.2(b)(i), at the Closing the Value Guarantee Agreement shall have been duly executed and delivered by Guarantor and Buyer and shall on the Closing Date constitute a valid and binding obligation of Guarantor and Buyer enforceable against Guarantor and Buyer in accordance with its terms.

     Section 6.13 Second Pledge Agreement. If payment of a portion of the Purchase Price is to be deferred pursuant to Section 12.2(b)(i), at the Closing the Second Pledge Agreement shall have been duly executed and delivered by Buyer and shall on the Closing Date constitute a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

     Section 6.14 Note. If payment of a portion of the Purchase Price is to be deferred pursuant to Section12.2(b)(i), at the Closing the Note shall have been duly executed and delivered by Buyer and shall on the Closing Date constitute a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

                                  ARTICLE VII

                              COVENANTS OF TELEVUE
TeleVue agrees and covenants with Buyer that:

     Section 7.1 Conduct of the Business. Subject to Sections7.2 and 8.5, and except for (x)any change described in clause(a), (b) or (c) of the definition of Material Adverse Effect and (y)compliance with the Cable Group's obligations under this Agreement, from the date hereof until the Closing Date, TeleVue shall cause the Business to be conducted only in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, TeleVue shall not, and shall not permit any of the other Cable Division Subsidiaries to, do any of the following, without the consent of Buyer:

          (i) increase the Basic Subscriber Rate or any other rate regulated pursuant to the Communications Act without the consent of Buyer, provided that such consent by Buyer shall not be unreasonably withheld.

          (ii) materially amend or, other than in accordance with its terms, terminate, any Material Contract;

          (iii)enter into any written employment agreement providing for a term of employment other than as an employee at will, except as disclosed to Buyer prior to the date of this Agreement;

          (iv) increase the rate of compensation or bonus payments to any employee of the Cable Group, except in the ordinary course of business and except for bonus payments in conjunction with this Transaction where the cost is borne by TeleVue; and

          (v) sell or dispose of tangible assets relating to the Business (other than Excluded Assets) except for sales or dispositions of assets in the ordinary course of business, provided that such assets (other than assets listed as vacant land on Schedule5.18) are replaced with other assets in the ordinary course of business.

     Section 7.2 Telecom Partnerships. Prior to the Closing Date, TeleVue shall make or cause to be made, when due and payable, all capital contributions required to be made by any Cable Division Subsidiary under the Telecom Partnership Agreements. TeleVue agrees to use commercially reasonable efforts prior to the Closing to formalize and enter into agreements with each Telecom Partnership covering the lease, license or use by such Telecom Partnership of the plant, property and equipment of the Cable Group relating to capital expenditures covered by the definition of Telecom Capital Expenditure Amount, to the extent such lease, license or use is not otherwise covered by the Telecom Agreements.

     Section 7.3 Access to Information; Confidentiality. TeleVue will give Buyer, its counsel, financial advisors, accountants and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Cable Group, and will furnish to Buyer, its counsel, financial advisors, accountants and authorized representatives such financial and operating data and other information as such Persons may reasonably request. Prior to the Closing, Buyer shall, and shall cause its Affiliates, and its and their respective officers, directors, employees, attorneys, financial advisors, accountants, authorized representatives and agents (collectively, "Agents"), to keep secret and retain in strictest confidence any and all confidential information relating to the Business or the Systems or otherwise not available to the general public (provided that such confidential information shall not include any information that (i)has become generally available to the public other than as a result of a disclosure by Buyer, its Affiliates or its Agents, (ii)has been independently developed by Buyer or such Affiliate of Buyer or (iii)was available to Buyer or an Affiliate of Buyer on a nonconfidential basis from a third party having no obligation of confidentiality to TeleVue or any Affiliate of TeleVue and which has not itself received such information directly or indirectly in breach of any such obligation of confidentiality), and shall not disclose such confidential information, and shall cause its Affiliates and Agents not to disclose such confidential information, to any Person other than Buyer, its Affiliates, or their respective Agents who have a need to know such confidential information, except as may be required by law or legal process (in which event Buyer shall so notify TeleVue as promptly as practicable (and if possible, prior to making such disclosure) and, if requested by TeleVue, shall seek confidential treatment of such information).

     Section 7.4 Additional Financial Statements and Reports. As soon as available, TeleVue shall furnish Buyer with a consolidated balance sheet and related statement of income of the Cable Group for all fiscal quarters ending after September30, 1994 but prior to the Closing Date certified by the Chief Financial Officer to present fairly in all material respects in conformity with GAAP, the financial position and results of operations of the Cable Group at and for the fiscal quarter then ended, except to the extent that such unaudited financial statements omit footnotes (and the disclosure contained therein) and are subject to normal quarterend and/or yearend adjustments. Promptly following filing with the Securities and Exchange Commission ("SEC"), TeleVue shall deliver copies of each Annual Report on Form 10K, Quarterly Report on Form 10Q, Current Report on Form8K and definitive proxy statement filed by Viacom Inc. or Viacom International Inc. with the SEC (in each case without exhibits) and each prospectus of Viacom Inc. or Viacom International Inc. filed with the SEC under the Securities Act of 1933 (other than any prospectus related to securities offered to employees). Promptly after the preparation thereof, TeleVue will deliver to Buyer (a)copies of (i)each final monthly profit and loss statement for the Business, (ii)each final monthly capital spending statement for the

Business, and (iii)final monthly customer reports for the Business showing number of limited, tier and premium households and (b)to the extent that any statement referred to in clause(a)(i), (a)(ii) or (a)(iii) above is available on a System or combined System basis, copies of such statement or report on such basis; provided, however, that TeleVue does not and shall not be deemed to have made any representations or warranties as to any such statement or report.

     Section 7.5 Nashville Franchise. Prior to or at the Closing, all Local Authorizations relating to the Nashville System held by or granted to Viacom (the "Nashville Local Authorizations") will be transferred to, or renewed in the name of, TeleVue. Notwithstanding any provision of this Agreement, the fact that such Local Authorizations are in the name of Viacom prior to the Closing shall not constitute a breach of any provision hereof.

     Section 7.6 Material Adverse Changes. TeleVue shall promptly notify Buyer in writing of any material adverse developments affecting any System which become known to TeleVue, including, without limitation: (a)any material adverse change in the condition, financial or otherwise, of any System; (b)any material damage, destruction or loss (whether or not covered by insurance) adversely affecting any Acquired Asset or material to any System; (c)any material notice of violation, forfeiture or complaint under any Local Authorization; or
(d)anything which, if not corrected prior to the Closing Date, will prevent TeleVue from fulfilling any condition precedent described in Article IX.

     Section 7.7 Taxes. (a)TeleVue agrees to timely file or cause to be timely filed all sales or transfer Tax Returns required to be filed by it or any other Cable Division Subsidiary with respect to sales, including the Transaction, occurring in connection with the Acquired Assets on or before the Closing Date to the extent that the failure to do so would give rise to a liability of Buyer or a Lien (other than Permitted Liens) on the Acquired Assets which would remain after the consummation of the Transaction. Any such Tax Returns with respect to the Transaction as to which Buyer shares Tax liability under Section 8.7 shall not be filed without Buyer's written approval, not to be unreasonably withheld, which shall be deemed given on the tenth Business Day after Buyer's receipt of a copy of such return, unless prior to such tenth Business Day Buyer notifies TeleVue that it approves or disapproves such return; provided, however, that if TeleVue and Buyer are unable to agree upon the manner in which the Tax Return is to be prepared, any dispute shall be resolved by an Arbitrating Firm.

     (b) TeleVue shall not make, and shall not permit any of the Cable Division Subsidiaries to make, new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Acquired Assets after the date of this Agreement if such elections would have a significant adverse effect on the liability of Buyer for Taxes after the Closing without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

     (c) TeleVue shall furnish Buyer affidavits pursuant to Section 1445(b)(2) of the Code in the form of ExhibitD attached hereto, stating, under penalty of perjury, that it and any Remaining Cable Division Subsidiary is not a foreign person.

     Section  7.8  Local   Authorization  and  Material   Contract   Amendments.
(a)TeleVue agrees to assist Buyer in obtaining modifications, renewals or extensions of the terms of Local Authorizations, as necessary to the extent TeleVue determines that such modification, renewal or extension will not have an adverse effect on the transfer of such Local Authorization, so that all will have unexpired terms for at least five (5) years at the Closing Date; provided that such renewals or extensions shall be upon terms reasonably satisfactory to Buyer and TeleVue.

     (b) TeleVue agrees to consider in good faith any request by Buyer that TeleVue seek to amend a Material Contract, and TeleVue will, at Buyer's expense, seek to amend such Material Contract on the terms requested by Buyer so long as both such amendment and seeking such amendment would not in TeleVue's good faith opinion have any adverse effect on the Cable Group or TeleVue's ability to consummate the Reorganization or the Transaction.

     Section 7.9 Reorganizations. Unless and to the extent that TeleVue waives the condition precedent set forth in Section 10.8(b), TeleVue agrees to use its best efforts (a)to consummate the Reorganizations promptly following satisfaction of the conditions precedent set forth in Sections 10.7(b) and 10.8(a), and (b)to obtain all Local Authorizations, FCC Authorizations and other consents by Governmental Authorities necessary or in the reasonable opinion of TeleVue desirable in connection with the consummation of the Reorganizations.

     Section 7.10 Noncompetition. If the Closing occurs, so long as Buyer, InterMedia or Guarantor owns and operates a cable television system in any Franchise Area (determined as of the Closing Date), TeleVue agrees that from and after the Closing until the third anniversary of the Closing Date, TeleVue and Viacom shall not, and Viacom shall not permit any Subsidiary of Viacom Inc. to,
(x)directly engage in Cable Television Business in any such Franchise Area in the Territory or (y)indirectly engage in Cable Television Business in any such Franchise Area in the Territory through ownership of an equity interest in any Disqualified Person. For purposes of the preceding sentence (i) Viacom and its Subsidiaries shall not be deemed to be engaged in Cable Television Business as a result of the ownership of 10% or less of the equity interests of any Person (including, without limitation, the acquisition of TCI ClassA Common pursuant hereto) and (ii) no Person shall be deemed to be a Disqualified Person until the first anniversary of the later of (a)the date Viacom Inc. and its Subsidiaries own in excess of 10% of the equity interests of such Person and (b) the date such Person becomes a Disqualified Person. The "Territory" shall consist, at any time, of all Franchise Areas (determined as of the Closing Date) in which Buyer owns and operates a cable television system at such time, provided that any Retained Franchise Area and Right of First Refusal Franchise Area shall not in any event be deemed to be part of the Territory unless and until the Deferred Closing Date, if any, with respect to such Retained Franchise Area or Right of First Refusal Franchise Area, as the case may be. A "Disqualified Person" shall mean a Person, (i)25% or more of whose revenues are derived from Cable Television Business within the Territory or (ii)whose Cable Television Business has active plant passing 100,000 or more of the homes in the Franchise Areas in the Territory, taken as a whole.

     Section 7.11 Telecom Partnership Leases. TeleVue will use reasonable commercial efforts to cause each Telecom Partnership to enter into leases with respect to its communications plant as required by the Telecom Partnership Agreements.

     Section 7.12 IRS Ruling. As promptly as reasonably practicable after the signing of this Agreement, TeleVue shall use its reasonable commercial efforts to attempt to arrange a pre-filing conference with the IRS regarding a request for a ruling or rulings meeting the requirements of Section 10.7(b). Unless TeleVue determines in good faith that a ruling satisfying the requirements of Section10.7(b) will not be issued, TeleVue shall file a request for such ruling or rulings as promptly as reasonably practicable after such conference. TeleVue shall diligently and in good faith pursue obtaining such ruling or rulings, including responding as promptly as reasonably practicable to IRS requests concerning, without limitation, facts or law. To the extent TeleVue determines in good faith, based upon conversations with the IRS, that the originally requested ruling or rulings will not be obtained, TeleVue shall in good faith make reasonable modifications to such request; provided, however, that TeleVue shall not be required to make any modifications that would result in the requested ruling or rulings not satisfying the requirements of Section 10.7(b).

                                  ARTICLE VIII

                                OTHER COVENANTS

     Section 8.1 HartScottRodino. As soon as practicable (and in any event within 10 Business Days after the date of this Agreement), if required by applicable Legal Requirements, TeleVue and Buyer shall complete and file, or cause to be completed and filed, any notification and report required to be filed under the HSR Act. Each of the parties will promptly take or cause to be taken any additional action that may be necessary, proper or advisable, will cooperate to prevent inconsistencies between their respective filings and will furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the HSR Act. Buyer and TeleVue shall use commercially reasonable efforts (including the filing of a request for early termination) to obtain the early termination of the waiting period under the HSR Act.

     Section 8.2 Efforts; Filing and Consents.

     (a) General. Each of TeleVue and Buyer agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as practicable the Transaction and to cooperate with the other party in connection with the foregoing, including using its reasonable commercial efforts:

          (i) to obtain all Local Authorizations (but without TeleVue being required to provide any consideration therefor);

          (ii) to obtain (but without TeleVue being required to provide any consideration therefor) all necessary consents from other parties to Material Contracts;


          (iii) to obtain (but without TeleVue being required to provide any consideration therefor) all consents, actions and authorizations that are required to be obtained under applicable Legal Requirements in order to consummate the Transaction;

          (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Transaction;

          (v)    to  effect  all   necessary   registrations   and  filings  and
                 submissions   of   information    requested   by   Governmental
                 Authorities;

          (vi) to obtain the FCC Certificate (including, in the case of Buyer and InterMedia, making reasonable commercial modifications to any agreements or arrangements of Buyer or any of its direct or indirect partners); and

          (vii)  to fulfill all conditions to this Agreement.

     Each of TeleVue and Buyer further agrees, with respect to a threatened or pending action seeking a preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transaction, to use its best efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

     (b) Antitrust Matters. In furtherance and not in limitation of the foregoing, Buyer and TeleVue shall use their reasonable commercial efforts to resolve such objections, if any, as may be asserted with respect to the Transaction under any antitrust or trade regulatory laws of any government or Governmental Authority ("Antitrust Laws"). If any such objection is made or any suit is instituted challenging any part of the Transaction as violative of any Antitrust Law, Buyer and TeleVue shall use reasonable commercial efforts to take such reasonable action as may be required, as the case may be:

          (i) by the applicable government or Governmental Authority (including, without limitation, the FCC, DOJ or FTC) in order to promptly resolve such objections as such government or authority may have to such transactions under such Antitrust Law; or

          (ii) by any court or similar tribunal, in any suit brought by a private party or Governmental Authority challenging the transactions contemplated hereby as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of any of such transactions.

     Each of TeleVue and Buyer shall promptly inform the other of any material communication from the FCC, DOJ or FTC or any other Governmental Authority regarding any matter related to the Antitrust Laws as they bear upon the Transaction. If either TeleVue or Buyer receives a request for additional information or documentary material (including without limitation a Second Request) from any Governmental Authority with respect to the Transaction, such party will, after consultation with the other, supply any such requested information or documentary material as promptly as practicable (it being understood that this obligation does not preclude a party from negotiating with such Governmental Authority regarding the scope of and content of such requested information provided such negotiations are conducted as promptly as practicable).

     (c) Consents Process. TeleVue and Buyer shall use their best efforts (including, without limitation, by attendance at FCC or state regulatory hearings, City Council or similar or related meetings and hearings before state, local and county administrative bodies, by giving the other reasonable notice of the time and date of such meetings and hearings and by responding promptly to any requests by Governmental Authorities) to apply for and obtain, and shall cooperate and assist one another in applying for and obtaining, all requisite consents, actions and authorizations (including ordinances or resolutions approving transfers) of Governmental Authorities (the "Regulatory Approvals") required to be received by or on the part of TeleVue or Buyer in order to consummate the Transaction. Without limiting the foregoing, in respect of all such applications for such Regulatory Approvals:

          (i) TeleVue shall coordinate the efforts to obtain the necessary consents of the Local Authorities. In this role, TeleVue shall submit all filings required by the Local Authorities after Buyer has reviewed and approved the same. Buyer will be responsible for negotiating with the Local Authorities the form of the Local Authorizations, which will be provided to TeleVue for its prior review and approval.

          (ii)   Buyer   will   coordinate   the   effort  to  obtain   all  FCC
                 Authorizations.

          (iii) Form 394's (which shall include all information required by the Local Authorities including pro forma and price allocations if required or requested) shall be completed by Buyer for each franchise, as identified in Schedule 5.8, as requiring consent. The Form 394's shall be in form and substance acceptable to TeleVue and delivered to TeleVue within twenty (20) Business Days from the date hereof. TeleVue shall be responsible for the filing of the Form394's.

          (iv) After the Form 394's are filed, Buyer shall respond to all lawful requests from Local Authorities for additional information as soon as reasonably practicable after the receipt of such request. If the Buyer receives requests which it deems to be unlawful, Buyer shall use its best efforts to seek to resolve the issues with the Local Authorities as soon as practicable. If a resolution cannot be reached within this time frame, TeleVue and Buyer will agree upon appropriate administrative or judicial procedures to achieve such a clarification.

          (v) TeleVue shall consult with Buyer in connection with proceedings relating to any renewal of a Local Authorization, and, insofar as TeleVue is concerned, Buyer may participate in such proceedings, subject to TeleVue's control. Buyer agrees to accept the Local Authorizations on their terms existing and in effect as of the date of this Agreement, with such changes in the case of Local Authorizations that are renewed prior to the Closing as are not materially adverse to Buyer.

          (vi) The Cable Group shall not be obligated to agree, nor shall Buyer make any representation to Local Authority that the Cable Group would agree to any continuing obligation under any Local Authorization as a condition of any consent or approval to the consummation of the Transaction.

          (vii) Buyer and TeleVue shall each be responsible for its own outofpocket costs incurred in applying for and obtaining all of the Regulatory Approvals; provided, however that Buyer and TeleVue shall each be solely responsible for the cost and the implementation of all commitments to which they have agreed, respectively in respect of such consents, actions and authorizations referred to above.

          (viii) Buyer and TeleVue shall provide each other with informal weekly progress reports with respect to the status of obtaining the Regulatory Approvals consisting of such information as the parties may from time to time reasonably request.

          (ix) Buyer and TeleVue shall provide to each other copies of all correspondence between any franchising authority, the FCC, any federal, city, state or local Governmental Authority or regulatory body having jurisdiction and their respective agents and advisers in connection with the Regulatory Approvals and the sender of such correspondence will provide to the other a copy in advance of its sending.

          (x) If any regulatory or judicial proceeding arises from a dispute relating to the process of obtaining the Regulatory Approvals, TeleVue shall have the right to name the legal counsel to defend against such action subject to the consent of Buyer. Such expenses shall be borne by the Buyer and TeleVue in equal shares.

     If there should be any change in Legal Requirements applicable to obtaining Regulatory Approvals after the date hereof, the parties shall, to the extent necessary, adapt the procedures set forth in paragraphs (i) (x) above to take into account such changes.



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


     (d) Obligations Unaffected by Section 14.4. Notwithstanding Buyer's right pursuant to Section 14.4 under certain circumstances to assign its rights to purchase the Nashville System and the Dayton System to RCS Nashville, L.P. and the Dayton Third Party, respectively, (x)Buyer shall from and after the date hereof perform its obligations under Section8.1 and this Section 8.2 (including, without limitation, its obligation to use reasonable commercial efforts to obtain all consents, actions and authorizations that are required to be obtained under applicable Legal Requirements in order to consummate the Transaction, and to obtain all Local Authorizations and the FCC Certificate) as if such assignments will not occur, provided that (except with respect to the FCC Certificate relating to the Dayton System which Buyer shall be responsible to pursue), so long as a prospective assignee is duly performing its obligations under Section 8.1 and this Section 8.2 in a sufficiently timely fashion such that the Closing will not be delayed, Buyer shall not be required to duplicate the efforts of such prospective assignee, (y)Buyer shall cause each prospective assignee to comply with the provisions of Section 8.1 and this Section 8.2 as if such assignee were Buyer and (z)Buyer shall not permit the prospective assignments contemplated by Section 14.4 to delay the Closing Date beyond the date on which the Closing would have occurred absent such prospective assignments and any proceedings in connection therewith.

     Section 8.3 Release of the Cable Group. As a part of the transfer process, the parties hereto shall use their reasonable commercial efforts to obtain from Local Authorities releases of the Cable Group and its Affiliates from any and all obligations and liabilities under the Local Authorizations (including but not limited to any performance guarantees provided to Local Authorities thereunder and any assumption of liability undertaken or imposed or indemnities given with respect thereto or the obligations of any other party thereunder). In the event that such releases are not obtained by the Closing Date, Buyer shall indemnify the Cable Group and its Affiliates in accordance with Section13.2 hereof for Losses in respect of liabilities and obligations under Permits constituting Assumed Liabilities. In addition, Buyer will post at Closing all reasonable bonds, security deposits and letters of credit with utility companies, surety companies and others and all bonds, security deposits and letters of credit required by the terms of any of the Local Authorizations and give all guarantees to the extent reasonably required to enable the Cable Group and its Affiliates to obtain the release and cancellation of any bonds, security deposits, letters of credit or guarantees posted or given by the Cable Group and its Affiliates with or to such utility companies, surety companies or others or under the terms of any of the Local Authorizations. Nothing set forth herein shall alter TeleVue's obligations under Section 13.2.

     Section 8.4 Notices of Certain Events. Each of TeleVue and Buyer shall promptly notify the other of:

               (a) any notice or other communication received from any Person (other than with respect to consents identified on any Schedule) alleging that the consent of such Person is or may be required in connection with the Transactions;

               (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the Transaction;

               (c) any actions, suits, claims, investigations or proceedings commenced, or to its knowledge threatened, against, relating to, involving or otherwise affecting the Cable Group or Buyer or their Affiliates, relating to the consummation of the Transaction;

               (d) any information known to such party that indicates that any representation and warranty of TeleVue or Buyer will not be true and correct in any material respect as of the Closing; and

               (e) the occurrence of any event known to such party which will result, or has a reasonable prospect of resulting, in the failure to satisfy a condition specified in ArticleIX or X hereof.

     Section 8.5 Employment. If any Affiliate (other than an ERISA Affiliate) of Buyer hires any Acquired Employee as contemplated by Section 8.8, Buyer agrees to indemnify and hold TeleVue harmless for any obligation or liability arising under ERISA and related provisions of the Code and in each case, rules and regulations thereunder which would not have been incurred with respect to such Acquired Employee had such Acquired Employee been employed by Buyer or an ERISA Affiliate of Buyer, provided, however, that this Section8.5 shall not require Buyer to pay any severance payment to any employee.

     Section 8.6 Further Assurances. From time to time after the Closing and without further consideration, the parties will execute and deliver, or arrange for the execution and delivery of such other instruments of conveyance and transfer or other instruments or documents and take or arrange for such other actions as may reasonably be requested to complete more effectively the Transaction. TeleVue shall use its reasonable commercial efforts (but without TeleVue being required to incur any outofpocket expenses or costs) to remove or clear defects to its title to real property included in the Acquired Assets.

     Section 8.7 Taxes. (a)Except as otherwise provided in Section4.4 or below in this paragraph, TeleVue shall be responsible for all Taxes (other than income or franchise Taxes) arising out of, or with respect to, the Business attributable to taxable periods, or portions thereof, ending on or before the Closing, and Buyer shall be responsible for all Taxes (other than income and franchise Taxes) arising out of, or with respect to, the Business attributable to taxable periods, or portions thereof, following the Closing. All state and local sales, use, transfer and documentary taxes and recording fees and taxes applicable to the Transaction shall be paid 50% by TeleVue and 50% by Buyer (it being understood that the business and occupation tax imposed by the State of Washington is not a sales, use, transfer or documentary tax).

     (b) TeleVue and Buyer shall (i)each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii)each retain and provide the other with any records or other information reasonably requested that may be relevant to such Tax Return, audit, examination or proceeding, and (iii)each provide the other with any final determination of any such audit, examination or proceeding, that affects any amount required to be


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


shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, each of TeleVue and Buyer shall retain until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to the other party or its Affiliates for all tax periods or portions thereof ending before or including the Closing Date unless prior to destroying or otherwise disposing of any such records such party first provides the other party with a reasonable opportunity to review and copy the same.

     Section 8.8 Employee Matters. Buyer agrees as follows:

     (a) Employment. Not less than 90 days prior to the Closing TeleVue shall provide to Buyer a list of all active employees of the Cable Group as of a recent date showing then current rates of compensation. Within 25 days after TeleVue's delivery of such list, Buyer shall notify TeleVue in writing of which employees will be hired by Buyer or its Affiliates and which employees Buyer and its Affiliates do not intend to hire at the Closing (the "NonAcquired Employees"). All employees of the Cable Group (other than the NonAcquired Employees) who are actively employed, whether or not actively at work, on the Closing Date (the "Acquired Employees"), shall be offered employment as of the Closing Date at rates of compensation which are the same or substantially similar to their compensation prior to the Closing Date.

     (b) Employee Benefits Generally.  Subject to the provisions of this Section
8.8 as to any particular benefit, as of the Closing Date and for at least one year thereafter employee benefits shall be provided to Acquired Employees which are at least as favorable as those provided to similarly situated employees of Buyer. All prior service of Acquired Employees with the Cable Group and any member of a controlled group of corporations or trades or businesses or an affiliated service group with the Cable Group, within the meaning of Code Sections414(b), (c), or (m), respectively ("ERISA Affiliates"), shall be recognized for all benefit plan purposes (other than benefit accrual under a defined benefit plan), at least to the extent recognized under the comparable Cable Group Benefit Plan as in effect on the date of this Agreement. On or before the Closing Date, TeleVue shall provide Buyer with a list setting forth the service accrued by each Acquired Employee. TeleVue agrees that Buyer shall not be under any obligation to and shall not assume sponsorship of any Benefit Plan.

     (c) Defined Benefit Pension Plan. As soon as practicable after the Closing Date, TeleVue shall prepare and deliver to Buyer a schedule listing the Acquired Employees who were participants in the Viacom Pension Plan (formerly the Pension Plan for Divisional Employees of Viacom International Inc.) (the "Viacom Pension Plan") as of the Closing Date.

     TeleVue shall cause all Acquired Employees to become 100% vested in their accrued benefits under the Viacom Pension Plan, and to be paid such benefits in accordance with the terms of the Viacom Pension Plan, and Buyer shall not have any responsibility with respect thereto. Buyer shall cooperate with TeleVue and Viacom to provide such current information regarding Acquired Employees on an ongoing basis as may be necessary to facilitate payment of pension benefits to such employees from the Viacom Pension Plan.



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

     (d) 401(k) Plan Transfers. TeleVue shall cause all Acquired Employees to be 100% vested in their Viacom Investment Plan accounts as of the Closing Date. After the Closing Date, such reasonable actions necessary to cooperate with Viacom shall be taken to facilitate ongoing administration by Viacom of the Viacom Investment Plan with respect to Acquired Employees' accounts, including, without limitation, providing current information to Viacom with respect to Acquired Employees, including notifying Viacom of the termination of employment or retirement of such employees and of any change of address or marital status of which Buyer has received notice; administering Investment Savings Plan loan repayments through payroll deductions for employees with outstanding Viacom Investment Plan loan balances as of the Closing Date and remitting such payments to the plan trustee; distributing information provided by Viacom regarding the Viacom Investment Plan to Acquired Employees; and taking any other action as may be reasonably requested by Viacom.

     (e) Severance Obligations. Buyer shall not be responsible for any severance obligations to NonAcquired Employees.

     (f) Sick Leave. Effective as of the Closing Date, Acquired Employees shall be eligible for paid sick leave under their employer's personal sick leave policy. Any Acquired Employee who, during the sixmonth period immediately following the Closing Date, requires paid sick leave in excess of that provided to such employee under the personal sick leave policy applicable to them, before commencement of the long term disability policy applicable to them, shall be entitled to paid sick leave at his base salary rate as of the Closing Date in an amount equal to the number of accrued and unused sick leave days to which such employee was entitled under the applicable Cable Group's personal sick leave policy as of the Closing Date, ("Banked Sick Leave Days"); provided, that TeleVue shall reimburse Buyer for the cost of any such Banked Sick Leave Days actually used.

     (g) Vacation. With respect to the computation year that includes the Closing Date, Acquired Employees shall be eligible for paid or unpaid vacation (as next described) as follows: The amount of an Acquired Employee's vacation for the remainder of the computation year shall be the maximum number of days (but in any event not less than zero) accrued for the computation year under the applicable vacation policy (based on the employee's service and subject to Section 8.8(b)) less the vacation days used for the same period as an employee of the Cable Group. In addition, each Acquired Employee shall receive the additional vacation, if any, that such employee would have been entitled to as of the Closing Date under the Cable Group's applicable vacation policy. Unless the Cable Group receives the employee's consent to transfer unused, paid vacation to the employee's employer, the Cable Group shall, on or prior to the Closing Date, pay the nonconsenting Acquired Employee the amount due for all accrued and unused vacation; provided that no more than four weeks of vacation may be transferred for any Acquired Employee. The vacation provided to Acquired Employees under this Section8.8(g) shall be paid vacation only with respect to those Acquired Employees who consent to have accrued and unused vacation transferred to their employer or with respect to any additional vacation days that an Acquired Employee would accrue for the computation period under their employer's vacation policy in excess of the vacation accrued for the same period


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

under the applicable Cable Group policy. In all other cases, the vacation provided to Acquired Employees under this Section8.8(g) shall be unpaid.

     (h) Welfare Plans. Each Acquired Employee shall be entitled to coverage effective as of the Closing Date under any medical, dental, vision, prescription drug, life insurance plans or other welfare benefit plans (within the meaning of
Section 3(1) of ERISA, which are maintained by their employer for its employees ("Buyer's Welfare Plans"). Any waiting periods or preexisting condition limitations in their employer's Welfare Plans shall be waived unless coverage would have been denied on a similar basis under the welfare plans of the Cable Group (the "Cable Group's Welfare Plans") and deductibles, maximum benefit restrictions and "outofpocket" maximums shall be coordinated so that (i)Acquired Employees receive credit towards any deductibles under Buyer's Welfare Plans for deductibles paid under the Cable Group's Welfare Plans during the relevant plan year in which the Closing Date occurs, (ii)Acquired Employees receive credit for eligible claims incurred under the Cable Group's Welfare Plans during the plan year in which the Closing Date occurs toward any "outofpocket" maximums under Buyer's Welfare Plans. As soon as practicable after the Closing Date, TeleVue shall prepare and deliver to Buyer the information needed for Buyer to comply with the preceding sentence. TeleVue will pay or cause to be paid all eligible unpaid claims incurred by Acquired Employees prior to the Closing Date and timely submitted for reimbursement in accordance with the Cable Group's Welfare Plan. Continuation health care coverage shall be provided to all Acquired Employees and their qualified beneficiaries, who incur a qualifying event on and after the Closing Date in accordance with the continuation health care coverage requirements of Section 498OB of the Code and Sections601 through 608 of ERISA ("COBRA"). TeleVue shall be responsible for providing continuation coverage to the extent required by law (x) to any employee who incurs a "qualifying event" under COBRA before the Closing Date and (y) to any employee who is not an Acquired Employee who incurs a "qualifying event" under COBRA on the Closing Date.

     (i) Employment Taxes. TeleVue and Buyer agree to follow the procedures set forth in Section5 of Rev. Proc. 8477 with respect to any Acquired Employee.

     (j) No Third Party Beneficiaries. Nothing in this Section8.8 or elsewhere in this Agreement shall be deemed to make any employee of the Cable Group a third party beneficiary of this Agreement.

     Section 8.9 WARN. Subject to Buyer's compliance with Section 8.8(a) (it being understood that Buyer's compliance with Section8.8(a) is subject to TeleVue's compliance with Section8.8(a)) and in reliance on the information provided by Buyer pursuant thereto, to the extent, and at such time as is, necessary, TeleVue will comply with the Worker Adjustment and Retraining Notification Act and any comparable state law.

     Section 8.10 FCC Certificate. Buyer agrees that neither it nor any of its Affiliates will take any action, or fail to take any action it has otherwise agreed or represented that it would take, if such action or failure would jeopardize the validity of the FCC Certificate.


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

     Section 8.11 Confidentiality. Prior to the Closing, each party shall, and shall cause its respective Affiliates, directors, officers, agents and employees to, keep the existence and terms of this Agreement confidential, except as the disclosure thereof may be required by law or pursuant to any listing agreement with, or the rules or regulations of, any national securities exchange on which securities of such party or any such Affiliate are listed or traded or except as may be required to satisfy the "due diligence" inquiries of any purchaser or underwriter with respect to any securities of such party or Affiliate. Any press release concerning this Agreement or the Transaction must be jointly approved by the parties prior to release.

     Section 8.12 Approved Capital Expenditure Plan. TeleVue shall make or cause to be made the capital expenditures called for by the Approved Capital Expenditure Plan in all material respects except that TeleVue shall not be required to make or cause to be made (i)expenditures which were required by law at the time the Approved Capital Expenditure Plan was approved but are no longer so required, (ii)expenditures which Buyer has agreed in writing do not have to be made, (iii)expenditures which it is commercially unreasonable to make because the assumptions used in developing and underlying the Approved Capital Expenditure Plan prove to be incorrect in any material respect and
(iv)expenditures which cannot be made for reasons not within TeleVue's control (including, without limitation, unavailability of equipment, lack of access to real property, delays in orders being filled, unavailability of pole attachment agreements and force majeure). In the event clause(iii) above is applicable, TeleVue and Buyer shall cooperate and negotiate in good faith to amend the Approved Capital Expenditure Plan to preserve for the parties, to the extent reasonably practicable and commercially reasonable, the economic benefits originally intended to be afforded by the expenditures not made as a consequence of clause(iii) above. For purposes of determining "Covered Capital Expenditures", "Line Extension and Other Capital Expenditures", "Monthly Adjusted Capital Expenditures" and "Telecom Capital Expenditure Amounts" and calculating "Closing Working Capital", a capital expenditure shall be deemed made at the time that a capital expenditure is recorded on the books of the Cable Group as such in the ordinary course in accordance with past practices.

     Section 8.13 Reimbursement of Capital Expenditures. If this Agreement terminates without the Closing having occurred, Buyer shall reimburse TeleVue for the amount of additional capital expenditures that the Cable Group shall have made in 1995 as a result of complying with Buyers rebuild standards as determined pursuant to the Approved Capital Expenditure Plan. A chart showing the incremental cost per mile of such capital expenditures is attached as Schedule8.13. Buyer shall promptly pay to TeleVue the amount of all such expenditures as to which TeleVue has provided to Buyer documentation establishing that such expenditures were made, provided that no such payment shall be required earlier than the fifth business day after the date of such termination and provided further that no such payment shall be required in the event TeleVue terminates this Agreement pursuant to Section11.1(c) solely by reason of a failure of a condition set forth in Section10.8.



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

                                   ARTICLE IX

                     CONDITIONS TO THE OBLIGATIONS OF BUYER

     The obligations of Buyer required to be performed by Buyer at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by Buyer:

     Section 9.1 Representations and Warranties; Covenants. (a)Each representation and warranty of TeleVue and Viacom contained in Article V (other than Section5.21) of this Agreement that (i)is qualified by a reference therein to "Material Adverse Effect", shall be true and correct as of the Closing Date as though such representation and warranty was made on and as of such date (except to the extent a different date is specified therein, in which case such representation and warranty will be true and correct as of such date), or (ii)is not so qualified, shall be true and correct as of the Closing Date as though such representation and warranty were made on and as of such date (except to the extent a different date is specified therein, in which case such representation and warranty will be true and correct as of such date), with such exceptions that do not, individually or in the aggregate, result in a Material Adverse
Effect, and except in the case of both clauses (i) and (ii) for changes occurring after the date of this Agreement (x)pursuant to the terms of this Agreement, (y)not prohibited by Section 7.1 or (z)consented to by Buyer.

     (b) Each material covenant and obligation of TeleVue required by this Agreement to be performed by it at or prior to the Closing will have been duly performed and complied with in all material respects at the Closing.

     (c) TeleVue shall have taken the actions described in Section12.2(a).

     (d) At the Closing, Buyer will have received a certificate, dated the Closing Date and duly executed by an executive officer of TeleVue and Viacom on behalf of TeleVue and Viacom, to the effect that the conditions set forth in Section9.1(a) and Section 9.1(b) have been satisfied.

     Section 9.2 HSR Act. Any applicable waiting period under the HSR Act will have expired or been terminated without the commencement or threat of any litigation by a Governmental Authority of competent jurisdiction to restrain the consummation of the Transaction contemplated by this Agreement in any material respect.

     Section 9.3 Consented Subscribers. The number of Consented Subscribers shall be not less than 90% of Estimated Closing Date Basic Subscribers.

     Section 9.4 Required  Consents.  Notwithstanding  the provisions of Section
2.3 or 2.4, all consents required to be obtained by Seller in connection with the Transaction shall have been obtained and remain in full force and effect, with such exceptions as would not have a Material Adverse Effect.


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


     Section 9.5 Absence of Injunction. No order, stay, judgment or decree shall have been issued by any court and be in effect restraining or prohibiting the consummation of the Transaction in any material respect.

     Section 9.6 PVIT Assets. The bill of sale referred to in Section 12.2(a) shall have been duly executed and delivered in conformity with said Section.

     Section 9.7 Opinions. Legal opinions of counsel to TeleVue (who may be the general counsel or deputy general counsel of Viacom Inc. or any Affiliate thereof with respect to Exhibit E1 only) covering the substance of the matters set forth in ExhibitsE1 and E2 shall be delivered to Buyer.

                                   ARTICLE X

                    CONDITIONS TO THE OBLIGATIONS OF TELEVUE

     The obligations of TeleVue to be performed by TeleVue at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by TeleVue:

     Section 10.1 Representations and Warranties; Covenants. (a)Each representation and warranty of Buyer and InterMedia contained in ArticleVI of this Agreement will be true and correct in all material respects as of the Closing as though such representation and warranty was made on and as of such date (except to the extent a different date is specified therein, in which case such representation and warranty will be true and correct as of such date).

     (b) Each material covenant and obligation of Buyer required by this Agreement to be performed by it at or prior to the Closing will have been duly performed and complied with in all material respects as of the Closing, and Buyer shall have taken the actions described in Section12.2(b).

     (c) At the Closing, TeleVue will have received a certificate, dated the Closing Date and duly executed by an executive officer of the general partner of Buyer to the effect that the conditions set forth in this Section10.1 have been satisfied.

     Section 10.2 HSR Act. Any applicable waiting period under the HSR Act will have expired or been terminated without the commencement or threat of any litigation by a Governmental Authority of competent jurisdiction to restrain the consummation of the Transaction contemplated by this Agreement in any material respect.

     Section 10.3 Consented Subscribers. The number of Consented Subscribers shall not be less than 90% of Estimated Closing Date Basic Subscribers.

     Section 10.4 Opinions. A legal opinion of counsel to Buyer (who may be the general counsel or deputy general counsel of Buyer or any Affiliate thereof) covering the substance of the matters set forth on ExhibitF1 shall be delivered to TeleVue. A legal opinion of counsel to the Guarantor (who may be the general


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

counsel or deputy general counsel of the Guarantor or any Affiliate thereof) covering the substance of the matters set forth on Exhibit F2 shall be delivered to TeleVue.

     Section 10.5 Consents. All consents required to be obtained by Buyer in connection with the Transaction shall have been obtained and remain in full force and effect, with such exceptions as do not result in a material adverse effect on Buyer's ability to consummate the Transaction.

     Section 10.6 Absence of Injunction. No order, stay, judgment or decree will have been issued by any court and be in effect restraining or prohibiting the consummation of the Transaction in any material respect.

     Section 10.7 FCC Certificate and Related Tax Matters. (a)TeleVue and any Remaining Cable Division Subsidiary shall have received an FCC Certificate with respect to the sale of all the Acquired Assets and any Retained Assets and any Right of First Refusal Assets pursuant to this Agreement to Buyer (including, without limitation, any Acquired Assets, Retained Assets and Right of First Refusal Assets which are the subject of an assignment pursuant to Section 14.4), which shall be satisfactory in form and substance to TeleVue and in full force and effect at the Closing, and such FCC Certificate shall be the subject of a final and unappealable order of the FCC.

     (b) TeleVue shall have received a ruling or rulings from the IRS, satisfactory in form and substance to TeleVue with respect to the Transaction and the reinvestment by TeleVue of the proceeds of sale to Buyer of the Acquired Assets, Retained Assets and Right of First Refusal Assets.

     (c) There shall not have occurred or been proposed (with, in the good faith judgment of TeleVue, a reasonable likelihood of adoption) any change in or addition to the Code or other statute relating to federal income taxes or the regulations promulgated pursuant thereto or any written Treasury Department or IRS or judicial interpretation thereof, that has or would have an adverse impact on the ability of TeleVue and its Affiliates to benefit from Section1071 of the Code in any material respect (including, without limitation, any such impact with respect to possible uses of the proceeds of sale of the Acquired Assets) (it being understood, however, that if the condition described in Section 10.7(b) shall have been satisfied, this Section 10.7(c) shall be deemed not to have been satisfied only in the case of an actual or proposed change in law otherwise described in this Section 10.7(c) that affects or would affect the ability of TeleVue and its Affiliates to benefit from the ruling described in
Section 10.7(b)).

     Section 10.8 Reorganizations. (a)All Local Authorizations, FCC Authorizations and other consents of Governmental Authorities necessary or in the reasonable opinion of TeleVue desirable in connection with consummation of the Reorganizations shall have been obtained and remain in full force and effect.

     (b) The Reorganizations shall have been consummated.



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     Section 10.9 Limited Partner  Guaranty.  The Limited Partner Guaranty shall remain in full force and effect.

     Section 10.10 First Pledge Agreement. The First Pledge Agreement, if executed and delivered by the Guarantor prior to Closing, shall remain in full force and effect.

                                   ARTICLE XI

                                  TERMINATION

     Section 11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

               (a) by mutual consent of Buyer and TeleVue;

               (b) by Buyer, if any condition contained in ArticleIX has become incapable of fulfillment (other than if such incapacity results from actions or omissions of Buyer or its Affiliates);

               (c) by TeleVue, if any condition contained in Article X has become incapable of fulfillment (other than if such incapacity results from actions or omissions of TeleVue or its Affiliates); or

               (d) by Buyer or TeleVue, if the Closing has not occurred on or prior to the date that is twelve (12) months from the date of this Agreement (other than as a result of the failure by the party seeking to terminate this Agreement (i)to consummate the transactions contemplated hereby when all conditions to such party's obligations contained in ArticleIX or X, as the case may be, have been satisfied or waived or (ii)to duly comply with its covenants and obligations hereunder).

     If Buyer or TeleVue terminate this Agreement pursuant to the provisions hereof, such termination will be effected by written notice to the other party specifying the provision hereof pursuant to which such termination is made.

     Section 11.2 Effect of Termination. (a)Upon termination of this Agreement pursuant to Section11.1 hereof, except as provided in clause (b) below: (i)this Agreement will forthwith become null and void, (ii)such termination will be the sole remedy with respect to any breach of any representation, warranty, covenant or agreement contained in or made pursuant to this Agreement and (iii)no party hereto or any of their respective officers, directors, employees, agents, consultants, shareholders or principals will have any liability or obligation hereunder or with respect hereto.

     (b) The provisions of clause (a) above notwithstanding, no party will be relieved of: (i)liability for any breach of Sections5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.17, 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 6.8, 6.9, 6.10 and 6.11, and ArticlesXV
and XVI, (ii)liability for any breach of any material covenant or agreement contained herein or made pursuant hereto and (iii)any obligation under


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Section14.1. Except as set forth in this Section11.2(b),  no party will have any liability for any breach of a representation or warranty contained herein if the Closing does not occur.

                                  ARTICLE XII

                                    CLOSING

     Section 12.1 Closing. Subject to the conditions set forth in Articles IX and X of this Agreement, the purchase and sale of the Acquired Assets and the consummation of the Transaction (the "Closing") will take place at the offices of Hughes Hubbard & Reed, One Battery Park Plaza, NewYork, N.Y. 10004 on the fifth Business Day following the date on which TeleVue gives Buyer written notice that all conditions to the obligations of Buyer and TeleVue under Articles IX and X of this Agreement (other than those requiring an exchange of a certificate, opinion or other document, or the taking of other action, at the Closing) shall have been satisfied or waived or at such other time or place as TeleVue and Buyer may agree. TeleVue shall deliver such notice within five (5) Business Days of such satisfaction or waiver. The date on which the Closing is to occur is herein referred to as the "Closing Date." All transactions consummated at the Closing shall be deemed to have taken place simultaneously and shall be deemed to be effective as of the close of business on the Closing Date. Notwithstanding that the Closing is consummated, Buyer may pursue its rights and remedies against TeleVue and/or Viacom with respect to any breach of a representation, warranty, covenant or obligation by TeleVue or Viacom under this Agreement in accordance with ArticleXIII of this Agreement. Notwithstanding that the Closing is consummated, TeleVue may pursue its rights and remedies against Buyer and/or InterMedia with respect to any breach of a representation, warranty, covenant or obligation by Buyer or InterMedia under this Agreement in accordance with ArticleXIII of this Agreement.

     Section 12.2 Deliveries at the Closing. At the Closing:

     (a) TeleVue shall (and Viacom shall cause TeleVue to) make the following deliveries to Buyer:

          (i) bills of sale, deeds and other instruments of assignment (consistent with the provisions of this Agreement) sufficient to sell, assign, transfer and convey to Buyer all of the Cable Group's right, title and interest in and to the Acquired Assets in conformance with this Agreement;

          (ii) a bill of sale in the form of ExhibitG, duly executed by PVI Transmission Inc., conveying to Buyer all of PVI Transmission Inc.'s right, title and interest in and to the assets listed on Schedule12.2 (the "PVIT Assets"); and


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


          (iii) all opinions, certificates and other instruments and documents contemplated under Article IX to be delivered by TeleVue at or prior to the Closing.

     (b) Buyer shall (and InterMedia shall cause Buyer to) make the following deliveries to TeleVue:

          (i) payment of the Estimated Purchase Price, such payment to be in immediately available federal funds and made by wire transfer to a bank account designated by TeleVue in a written notice given to Buyer at least two (2) Business Days prior to the Closing; provided, that, subject to the following proviso, at the option of Buyer, Buyer may reduce the portion of the Estimated Purchase Price payable in immediately available federal funds (but not any interest payable thereon) by an amount of up to $600,000,000 (the amount of such reduction being referred to as the "Deferred Purchase Price") by
                 (x)delivering to TeleVue at the Closing a duly executed secured promissory note in form of ExhibitK hereto (the "Note") in a principal amount equal to the Deferred Purchase Price and
                 (y)duly executing and delivering to TeleVue at the Closing a pledge agreement in the form of ExhibitL hereto (the "Second Pledge Agreement") and pledging, assigning and delivering to Tele-Vue at the Closing as collateral pursuant to the Second Pledge Agreement as provided therein (i) a number of shares of TCI Stock determined by dividing the Deferred Purchase Price by the Average Market Price of such TCI Stock and rounding the resulting number upward to the nearest integer and (ii) all of Buyer's right, title and interest in the Value Guarantee Agreement; provided further that Buyer's right to reduce the portion of the Estimated Purchase Price payable in immediately available federal funds pursuant to the preceding proviso is subject to the satisfaction at the Closing of each of the following conditions:

                    (A) As of the  Closing  Date,  the  surplus (as such term is defined in Section154 of the Delaware General Corporation Law) of Guarantor shall be not less than 200% of the Deferred Purchase Price and at the Closing Buyer and Tel-Vue will have received a certificate, dated the Closing Date and duly executed by an executive officer and Guarantor to such effect;

                    (B) Buyer  shall have  delivered  to Tele-Vue at least three
               Business Days prior to the Closing Date such Uniform Commercial Code financing statements with respect to the Collateral (as defined in the Second Pledge Agreement) as TeleVue shall reasonably require, in form reasonably satisfactory to TeleVue, duly executed by Buyer;



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

                    (C) (i)Guarantor shall have duly executed and delivered to Buyer a Value Guarantee Agreement in the form of ExhibitJ hereto (the "Value Guarantee Agreement"), and the representations and warranties of Guarantor contained in Section2 thereof shall be true and correct in all respects,

          (ii) Buyer shall have duly executed and delivered to Guarantor the Value Guarantee Agreement, (iii)the Value Guarantee Agreement shall remain in full force and effect, (iv)Buyer shall have duly executed and delivered to Tele-Vue the Note and the Second Pledge Agreement, and the Note and Second Pledge Agreement shall remain in full force and effect and (v)the representations and warranties of Guarantor contained in Section10 of the Second Pledge Agreement shall be true and correct in all respects; and

               (D) (i)All Buyer Subordinated Obligations existing as of the Closing shall be, and Buyer, InterMedia and any other Investors shall have duly executed and delivered to Tele-Vue and Viacom such agreements and instruments as Tele-Vue and Viacom may reasonably require in order to make effective provision that all Buyer Subordinated Obligations (whether created, incurred, or assumed by Buyer prior to or at the Closing) and the payment of the principal of (and premium, if any), and interest, dividends or other amounts on or with respect to, all Buyer Subordinated Obligations are, subordinate and junior in right of payment to the prior indefeasible payment in full of all obligations under the Note, and (ii)as of the Closing Buyer shall have received as consideration in respect of Buyer Subordinated Obligations, and shall have available at the Closing, cash and marketable securities (which may include TCI Stock) aggregating not less than $600,000,000 (based on the fair market value of such marketable securities which in the case of the TCI Stock shall be the Average Market Price). As used herein, Investors shall mean all persons who hold or acquire Buyer Subordinated Obligations; Buyer Subordinated Obligations shall mean all securities or other instruments representing partnership interests or other equity or capital contributions to Buyer, together with, with respect to Buyer, (i)all indebtedness, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed and (ii)all deferred indebtedness for the payment of the purchase price of property or assets purchased, in each case whether created, incurred or assumed by Buyer prior to, at, or subsequent to the Closing; provided, however, that Buyer Subordinated Obligations shall not include Senior Bank Debt, the Note or any Assumed Liabilities; and Senior Bank Debt shall mean


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

               all bank or insurance company indebtedness to be incurred by Buyer in connection with the Transaction. The terms of the subordination of the Buyer Subordinated Obligations to the obligations evidenced by the Note as set forth in such agreements and instruments shall be on customary terms and conditions, and shall otherwise be reasonably satisfactory to Tele-Vue and
               Viacom.   The  instruments   and  documents   setting  forth  the
               subordination of the Buyer Subordinated Obligations to the obligations evidenced by the Note shall in any event provide, without limitation, (A)that (i)no Buyer Subordinated Obligations shall require or permit any scheduled interest, principal or other amortization payments or any mandatory payment, prepayment, redemption or repurchase of any Buyer Subordinated Obligations, and (ii)all such Buyer Subordinated Obligations shall include for the express benefit of Tele-Vue and Viacom a prohibition upon any optional payment, prepayment or redemption of, or any payment of interest upon or the payment or declaration of any dividend or distribution upon, any Buyer Subordinated Obligations, prior to (in the case of either clause (i)or clause (ii)of this clause(A)), the date on which the Note shall have been paid in full (the "Note Payment Date"), and Buyer and InterMedia shall also use all reasonable commercial efforts to include in the terms of such Buyer Subordinated Obligations a provision to the effect that no payment or transaction of the type referred to in clause (i) or (ii) of this clause(A) may be made until the date which is 91 days after the Note Payment Date; and (B)for customary representations and negative covenants substantially similar to, and consistent with, the representations and negative covenants contained in the Senior Bank Debt (including, without limitation, a representation that as of the Closing Buyer's assets shall consist only of the Acquired Assets, related working capital and the TCI Stock and a covenant that all transactions between Buyer and any Affiliate of Buyer shall be on an arms-length basis and shall be at least as favorable to Buyer as would be obtained in a similar transaction with an unaffiliated third party).

          (ii) copies of resolutions adopted by the board of directors of the general partner of Buyer, certified by the Secretary or an Assistant Secretary of the general partner of Buyer, authorizing the execution and delivery by the general partner of Buyer of this Agreement on behalf of Buyer;

          (iii) an instrument of assumption sufficient for Buyer to assume and agree to pay, perform and discharge all Assumed Liabilities, in form and substance reasonably satisfactory to TeleVue and



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
                 Buyer, pursuant to which Buyer assumes the Assumed Liabilities in accordance with Section3.1; and

          (iv) all opinions, certificates and other instruments and documents contemplated under ArticleX to be delivered by Buyer at or prior to the Closing.

                                  ARTICLE XIII

                          SURVIVAL AND INDEMNIFICATION

     Section 13.1 Survival. The representations, warranties, covenants and agreements contained in or made pursuant to this Agreement shall survive the Closing, but the representations and warranties contained or made pursuant to this Agreement shall terminate and be of no further force on and as of April30, 1996, except that:

               (a) the representations and warranties made by TeleVue in Section
          5.21 shall survive until the expiration of the applicable statute of limitations;

               (b) the representations and warranties made by TeleVue in Sections5.11 and 5.19 shall survive indefinitely; and

               (c)  the   representations   and  warranties  made  by  Buyer  in
          Section6.8 shall survive indefinitely.

     Section 13.2 Indemnification. (a)The party seeking indemnification pursuant to this Section13.2 is referred to as the "Indemnified Party" and the party from whom indemnification is sought under this Section13.2 is referred to as the "Indemnifying Party."

     (b) If the Closing occurs, each of TeleVue and Viacom (without duplication) shall indemnify and hold harmless, after taking into account any taxes actually payable by the Indemnified Party as a result of such indemnification, Buyer and its Affiliates against and in respect of any and all Losses (x)which may be incurred by Buyer or any of its Affiliates by reason of the breach of any representation, warranty, covenant or agreement of TeleVue or Viacom contained in or made pursuant to this Agreement or (y)constituting Retained Liabilities.

     (c) If the Closing occurs, each of Buyer and InterMedia (without duplication) shall indemnify and hold harmless, after taking into account any taxes actually payable by the Indemnified Party as a result of such indemnification, TeleVue and its Affiliates against and in respect of any and all Losses (x)which may be incurred by TeleVue or any of its Affiliates by reason of the breach of any representation, warranty, covenant or agreement of Buyer or InterMedia contained in or made pursuant to this Agreement or
(y)constituting Assumed Liabilities.

     (d) Notwithstanding anything to the contrary in this Agreement (i)the aggregate liability of an Indemnifying Party in respect of all Losses (other


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

than those resulting from the failure of Buyer to pay any portion of the Purchase Price and other than those relating to Taxes) shall not exceed the Purchase Price; and (ii)no party shall be entitled to recover consequential damages pursuant to this Section13.2 or otherwise in respect of any breach of this Agreement (except for breaches of Sections 6.8 and 8.10).

     (e) No claim for indemnification shall be made by any party pursuant to Section13.2(b) or (c) with respect to a breach of a representation or warranty contained herein or made pursuant hereto (i)unless notice of such claim (describing the basic facts or events, the existence or occurrence of which constitute or have resulted in the alleged breach of a representation or warranty made in this Agreement) has been given to the Indemnifying Party during the survival period set forth in Section13.1; and (ii)except as to liability for breach of a representation or warranty set forth in Sections5.11, 5.17, 5.19, 5.21, 5.23, 6.8 or 6.9, until the Losses that would be recoverable under such claims aggregate in excess of 1/2 of 1% of the Purchase Price, after which event the Indemnified Party shall be entitled to be indemnified for only such Losses as are in excess of 1/2 of 1% of the Purchase Price.

     (f) The Indemnified Party shall give prompt written notice to the Indemnifying Party of any claim for indemnification under Section13.2(b) or (c) relating to a claim or demand of a third party with respect to which it is seeking indemnification hereunder. The failure to give such prompt notice shall not relieve the Indemnifying Party of its indemnity obligations hereunder with respect thereto, except to the extent that the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall have the right to defend and to direct the defense against any such claim or demand, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with the counsel selected by the Indemnifying Party, provided that the Indemnifying Party may not settle or compromise any such claim or demand without the consent of the Indemnified Party (which consent may not be unreasonably withheld) if injunctive or other equitable relief would be imposed against the Indemnified Party as a result thereof. Notwithstanding anything in this Agreement, to the contrary, the Indemnified Party shall cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed in the defense of such claim or demand. The Indemnified Party shall have the right to participate in the defense of any claim or demand with counsel employed by it at the expense of the Indemnified Party. The Indemnifying Party shall have no indemnification obligations with respect to any such claim or demand which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party.

     (g) If the Closing occurs, the rights of the parties under Section13.2(b) and (c) and Section14.13 shall be the exclusive remedy of the parties with respect to breaches of representations, warranties, covenants and agreements contained in or made pursuant to this Agreement or any Transaction Document (including without limitation any bill of sale, deed, instrument of assignment, instrument of assumption or other document, certificate or opinion delivered pursuant to Section 12.2). Buyer, on behalf of itself and its Affiliates, hereby waives and releases the Cable Group and its Affiliates, effective at the Closing, from any statutory or other right of contribution or indemnity (except as set forth in this Section13.2) with respect to the Cable Group's ownership of the Acquired Assets or operation of, or otherwise relating to, the Systems.



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

     (h) In the event that an Indemnifying Party shall be obligated to indemnify an Indemnified Party pursuant to Section 13.2(b) or (c), the Indemnifying Party shall, upon payment of such indemnity, be subrogated to all rights of the Indemnified Party with respect to claims to which such indemnification relates.

                                  ARTICLE XIV

                                 MISCELLANEOUS

     Section 14.1 Expenses. Except as expressly set forth herein, the fees and expenses (including the fees of any lawyers, accountants, investment bankers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the Transaction is consummated will be paid by the party incurring the same.

     Section 14.2 Headings. The section headings herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. References to Sections, Schedules and Exhibits, unless otherwise indicated, are references to Sections, Schedules and Exhibits hereof.

     Section 14.3 Notices. Any notice or other communication required or permitted to be given hereunder will be in writing and will be mailed by prepaid registered or certified mail, timely deposited with an overnight courier such as Federal Express, by facsimile transmission, or delivered against receipt, as follows:

     (a) In the case of Buyer or InterMedia, to:

                    RCS Pacific, L.P.
                    235 Montgomery Street, Suite 420
                    San Francisco, CA  94104
                    Attention:  Mr.Frank Washington

          with a copy to:

                    InterMedia Partners IV, L.P.
                    235 Montgomery Street, Suite420
                    San Francisco, CA  94104
                    Attention:  Mr. Leo J. Hindery, Jr.
          and

                    Pillsbury Madison & Sutro
                    235 Montgomery Street
                    San Francisco, CA  94104
                    Attention:  Gregg Vignos,Esq.


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


          and

                    Attn:   Marvin Jones
                    Marvin Jones Associates, Inc.
                    8101 East Prentice Avenue, Suite 500
                    Englewood, CO  80111
                    Fax:   (303) 721-5415
                    Phone: (303) 721-5400

     (b) In the case of TeleVue or Viacom, to:

                    Viacom Cable
                    5924 Stoneridge Drive
                    P.O. Box 13
                    Pleasanton, CA  94566
                    Attention: Law Department and
                               Chief Financial Officer

          with a copy to:

                    Viacom Inc.
                    1515 Broadway
                    New York, NY  10036
                    Attention:  General Counsel

          and

                    Hughes Hubbard & Reed
                    One Battery Park Plaza
                    New York, NY  10004
                    Attention:  Ed Kaufmann,Esq.

or to such other address as the party may have furnished in writing in accordance with the provisions of this Section 14.3. Any notice or other communication shall be deemed to have been given, made and received (i)two (2) days following the day when deposited with an overnight courier, (ii)five (5) days following the day when mailed by prepaid registered or certified mail, return receipt requested, (iii)when confirmed in writing, if sent by facsimile transmission or (iv)otherwise (or if earlier), upon receipt. Either party may change the address to which notices are to be addressed by giving the other party notice in the manner herein set forth.

     Section 14.4 Assignment. This Agreement and all provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors, however, neither this Agreement nor any right, interest, or obligation hereunder may be assigned by any party hereto (other than by operation of law) without the prior written consent of the other parties, and any such assignment or purported assignment without such consent shall be void; provided, that, subject to the following proviso, at the Closing:

     (A) Buyer may assign its right to purchase the Nashville System to RCS Nashville, L.P. if Buyer, InterMedia, RCS Nashville, L.P. and InterMedia Partners of Nashville L.P. ("InterMedia Nashville") execute and deliver at the Closing documents reasonably satisfactory to TeleVue pursuant to which (i) RCS Nashville, L.P. becomes bound under this Agreement and deemed a "Buyer" for all purposes hereunder (including, without limitation, satisfaction of all conditions set forth in Article X hereof (including, without limitation, receipt by TeleVue of an FCC Certificate complying with the requirements of Section 10.7(a) relating to the Acquired Assets that are the subject of such assignment)), except that RCS Nashville, L.P. shall not be deemed a Buyer for purposes of the Note and the provisions of Section12.2(b)(i), and (ii)InterMedia Nashville agrees to cause RCS Nashville, L.P. to perform its obligations under this Agreement; and

     (B) Buyer may assign its right to purchase the Dayton System to a third party, identified by no later than the thirtieth day after the date hereof, reasonably acceptable to Viacom (the "Dayton Third Party") if:

               (1) the Dayton Third Party and, if in the reasonable judgment of Viacom, the Dayton Third Party is not sufficiently creditworthy, a creditworthy third party (which may be an Affiliate of the Dayton Third Party) reasonably acceptable to Viacom (the "Dayton Guarantor") execute and deliver at the Closing documents reasonably satisfactory to TeleVue pursuant to which (i)the Dayton Third Party becomes bound under this Agreement and deemed a "Buyer" for all purposes hereunder (including, without limitation, satisfaction of all conditions set forth in Article X hereof (including, without limitation, receipt by TeleVue of an FCC Certificate complying with the requirements of Section 10.7(a) relating to the Acquired Assets that are the subject of such assignment)) and (ii)if applicable, the Dayton Guarantor agrees to cause the Dayton Third Party to perform its obligations under this Agreement; and

               (2) Viacom has not notified Buyer in writing prior to the Closing that Viacom has reasonably determined in good faith that pursuing such assignment of Buyer's right to purchase the Dayton System will have an undue adverse effect on obtaining the FCC Certificate or Local Authorizations relating to the Dayton System or will prevent or otherwise unduly delay the Closing. If Viacom delivers such written notice to Buyer, Buyer will promptly take all necessary actions with respect to obtaining an FCC Certificate and Local Authorizations for the Dayton System to reflect that Buyer will be acquiring the Dayton System, and will otherwise fully comply with its obligations under this Agreement relating to the Dayton System as if there were no provision herein relating to a possible assignment of the right to purchase the Dayton System.

provided further that, notwithstanding the foregoing proviso:

          (a) if the assignment contemplated by clause (A) occurs, (i)RCS Nashville, L.P. shall not be responsible hereunder for any claims hereunder arising after the Closing that relate solely to Systems other than the Nashville System, (ii) Buyer and, if the assignment contemplated by clause (B)occurs, the Dayton Third Party shall not be responsible hereunder for any claims hereunder arising after the Closing that relate solely to the Nashville System and (iii) Buyer (and, if the assignment contemplated by clause (B) occurs, the Dayton Third Party jointly and severally), on the one hand, and RCS Nashville, L.P., on the other hand, shall be severally responsible pro rata (based on their respective number of Closing Date Basic Subscribers) for all claims hereunder arising after the Closing that are not covered by clause (i) or (ii) of this paragraph
                 (1); and

          (b) if the assignment contemplated by clause (B) occurs, (i) Buyer shall remain fully responsible for all claims hereunder arising after the Closing (including any claims relating to the Dayton System) and (ii) the Dayton Third Party shall be responsible for any claims hereunder arising after the Closing to the extent such claims relate to the Dayton System).

     Section 14.5 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior written or oral commitments, arrangements or understandings with respect thereto.

     Section 14.6 Amendment; Waiver. (a)This Agreement may only be amended or modified in writing signed by the party against whom enforcement of any such amendment or modification is sought.

     (b) Any party hereto may, by an instrument in writing, waive compliance with any term or provision of this Agreement on the part of such other party hereto. The waiver by any party hereto of a breach of any term or provision of this Agreement will not be construed as a waiver of any subsequent breach.

     Section 14.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and each of which will be deemed an original. All signatures need not be on one counterpart.

     Section 14.8 Governing Law. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK 9REGARDLESS OF THE LAWS THAT MIGHT BE APPLICABLE UNDER PRINCIPLES OF CONFLICTS OF LAW0 AS TO ALL MATTERS, INCLUDING BUT NOT LIMITED TO MATTERS OF VALIDITY, CONSTRUCTION, EFFECT AND PERFORMANCE.

     Section 14.9 Severability. If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby, and TeleVue and Buyer will use their reasoable efforts to substitute one or more valid, legal and enforceable provisions which insofar as practicable implement the purposes and intent hereof. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

     Section 14.10 Consent to Jurisdiction. Each party hereby submits to the non-exclusive jurisdiction of the courts of general jurisdiction of the States of New York and California and the federal courts of the United States of America, located in the City of New York, New York and San Francisco, California solely in respect of the interpretation and enforcement of the provisions of this Agreement and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that its property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service or process with respect thereto may be made upon any party by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 14.3 hereof, provided that service of process may be accomplished in any other manner permitted by applicable law.

     Section 14.11 Third Person Beneficiaries. Except as expressly provided in Sections 8.8, 31.2, 14.4 and 14.14(d), this Agreement is not intended to confer upon any Person (other than Buyer and TeleVue) any rights or remedies hereunder (it being understood that this Section 14.11 shall not prejudice any subrogation rights that Guarantor may have).

     Section 14.12 Representation and Warranties; Schedules. Neither the specification of any dollar amount in the representations and warranties set forth in Article IV or elsewhere herein nor the indemnification provisions of
Article XIII nor the inclusion of any items in any Schedule will be deemed to constitute an admission by TeleVue or Viacom or BUyer or InterMedia, or otherwise imply, that any such amounts or the items so included are material for the purposes of this Agreement. All documents or information disclosed in the Schedules are intended to be disclosed for all purposes under this Agreement and will also be deemed to be incorporated by reference in each Scheule to which they may be relevant without further disclosure.

     Section 14.3 Specific Performance. Buyer and TeleVue recognize that any breach of any covenant or agreement contained in this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to other remedies any non-breaching party will be entitled to enforce the agreements and covenants contained herein of Buyer and InterMedia or TeleVue and Viacom, as the case may be, by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages.

     Section 14.4 Nonrecourse Provisions. (a) TeleVue agrees that, except as provided in Section 14.14(d) below, notwithstanding any other provision in this Agreement (other than Section 14.14(d) or any agreement, instrument or certificate of Buyer delivered pursuant to this Agreement (each a "Transaction Document", except that Transaction Document shall not in any event include the Limited Partner Guaranty, the Value Guarantee Agreement or the First Pledge Agreement) and any rule of law or equity to the contrary, to the fullest extent


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permitted by law,  Buyer's  obligations  and  liabilities  under all Transaction
Documents and in connection with the transactions contemplated therein shall be Nonrecourse to all direct and indirect general and limited partners of Buyer other than InterMedia.

     (b) Definition of Nonrecourse. "Nonrecourse" shall mean that the obligations and liabilities are limited in recourse solely to Buyer and the assets of Buyer (for those purposes, any capital contribution obligations of the general and limited partners of Buyer or any negative capital account balances of such partners shall not be deemed to be assets of Buyer) and are not guaranteed directly or indirectly by, or the primary obligations of, any general or limited partner of Buyer, and no general or limited partner or any officer, director, partner, employee or agent of Buyer or any general or limited partner of any successor partnership, either directly or indirectly, shall be personally liable in any respect (except to the extent of their respective interests in the assets of Buyer) for any obligation or liability of Buyer under any Transaction Document or any transaction contemplated therein, provided that nothing in this
Section 14.14(b) shall (i) apply to InterMedia or (ii) preclude a party from naming the other party (and, if necessary as a procedural matter, any partner in the other party) as a party defendant in any action. It is understood that any reference to "InterMedia" in this Section 14.14 refers only to InterMedia and not to any of its partners, employees or agents.

     (c) Definition of Direct. "Direct" partners include all general and limited partners of Buyer, and "indirect" partners include all general and limited partners of each direct partner and all general and further indirect partners thereof and each such indirect partner.

     (d) Limited Recourse.  Notwithstanding Section 14.14(a), Sections 14.14(a),
(b) and (c) shall not apply and TeleVue and Viacom shall have full recourse to all direct and indirect general and limited partners of Buyer or any of them in connection with any claim by TeleVue or Viacom relating to Buyer's obligations and liabilities under all Transaction Documents and the transactions contemplated therein to the extent of the aggregate amount of all Distributions that have been made during the 24 month period immediately preceding any such claim. As used herein, "Distribution" means any direct or indirect distribution, dividend or transfer for less than fair value of any assets (including cash) of Buyer.

     (e) No Suits. (i) Each of Buyer and InterMedia hereby covenants for itself and its successors and assigns that it and its successors and assigns will not make, bring, claim, commence, prosecute or, maintain, any action, either at law or equity, in any court of the United States or any state thereof against any officer, director, partner, employee or agent of TeleVue, or any Affiliate of TeleVue and (ii) each of TeleVue and Viacom hereby covenants for itself and its successors and assigns that it and its successors and assigns will not make, bring, claim, commence, prosecute or maintain, any action, either at law or equity, in any court of the United States or any state thereof against (x) any officer, director, partner (other than InterMedia), employee or agent of Buyer,
(y) any officer, director, partner, employee or agent of InterMedia, or (z) any direct or indirect general or limited partner of Buyer (other than InterMedia) or InterMedia, in each case for (i) the payment of any amount or the performance of any obligation under any Transaction Document or (ii) the satisfaction of any liability arising in connection with any such payment or obligation or otherwise, including without limitation, liability arising in law for tort


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(including,  without limitation,  for active and passive  negligence,  negligent
misrepresentation  and  fraud),  equity  (including,   without  limitation,  for
indemnification and contribution) and contract (including, without limitation, monetary damages for the breach of representation or warranty or performance of any of the covenants or obligations contained in any Transaction Document or with the transaction contemplated herein or therein).

                                   ARTICLE XV

             UNDERTAKING, REPRESENTATIONS AND WARRANTIES OF VIACOM

     Section 15.1 Viacom Undertaking as to TeleVue's Obligations. Viacom hereby agrees with Buyer to cause TeleVue to pay when due all of TeleVue's payment obligations under this Agreement and to perform when due all of TeleVue's other obligations under this Agreement.

     Section 15.2 Representations and Warranties. Viacom hereby represents and warrants to Buyer as follows:

     (a) Corporate Existence and Power. Viacom is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and is authorized to transact business and is in good standing in each state in which its ownership of asets or conduct of business requires such qualification, and has all corporate powers required to carry on its business as now conducted, with such exceptions as would not impair in any material respect the ability of Viacom to perform its obligations under this Agreement.

     (b) Corporate Authorization. The execution, delivery and performance by Viacom of this Agreement are within Viacom's corporate powers and have been duly authorized by all necessary corporate action on the part of Viacom.

     (c) Governmental Authorization. The execution, delivery and performance by Viacom of this Agreement require no material action by or in respect of, or filing with, any governmental body, agency, official or authority other than compliance with any applicable requirements of the HSR Act, the FCC Authorizations and the Local Authorizations.

     (d) Consents. No consent by any Person under any contract to which Viacom is a party or to which its assets are subject is required or necessary for the execution, delivery and performance by Viacom of this Agreement, with such exceptions as would not impair in any material respect the ability of Viacom to perform its obligations under this Agreement.

     (e) Non-Contravention. The execution, delivery and perormance by Viacom of this Agreement does not and will not (x) contravene the certificate of incorporation or by-laws of Viacom or (y) result in a, or constitute a breach or default (including any event that, with the passage of time or giving of notice, or both, would become a breach or default) under any applicable Legal Requirement or any judgment, order, decree, contract, license, lease, indenture, mortgage, loan agreement or note, as to which Viacom is a party or by which any


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of its properties may be bound, the effect of which would impair in any material respect the ability of Viacom to perform its obligations under this Agreement.

     (f) Binding Effect. This Agreement has been duly executed and delivered by each of Viacom and TeleVue and this Agreement constitutes a valid and binding obligation of each of Viacom and TeleVue, enforceable against each of Viacom and TeleVue in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

                                  ARTICLE XVI

           UNDERTAKING, REPRESENTATIONS AND WARRANTIES OF INTERMEDIA

     Section 16.1 Intermedia Undertaking as to Buyer's Obligations. InterMedia hereby agrees with TeleVue to cause Buyer to pay when due all of Buyer's payment obligations under this Agreement and the Note and to perform when due all Buyer's other obligations under this Agreement and the Note.

     Section 16.2 Representations and Warranties. InterMedia hereby represents and warrants to TeleVue as follows:

     (a) Partnership Existence and Power. InterMedia is a limited partnership duly organized, validly existing and in good standing under the laws of the state of California, and is authoirzed to transact business and is in good standing in each state in which its ownership of assets or conduct of business requires such qualification, and has all partnership powers required to carry on its business as now conducted, with such exceptions as would not impair in any material respect the ability of InterMedia to perform its obligations under this Agreement.

     (b) Partnership Authorization. The execution, delivery and performance by InterMedia of this Agreement are within InterMedia's partnership powers and have been duly authorized by all necessary partnership action on the part of InterMedia.

     (c) Governmental Authorization. The execution, delivery and performance by InterMedia of this Agreement require no material action by or in respect of, or filing with, any governmental body, agency, official or authority other than compliance with any applicable requirements of the HSR Act, the FCC Authorizations and the Local Authorizations.

     (d) Consents. No consent by any Person under any contract to which InterMedia is a party or to which its assets are subject is required or necessary fo the execution, delivery and performance by InterMedia of this Agreement with such exceptions as would not impair in any material respect the ability of InterMedia to perform its obligations under this Agreement.



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     (e)   Non-Contravention.   The  execution,   delivery  and  performance  by
InterMedia of this Agreement does not and will not (x) contravene the certificate of limited partnership or agreement of limited partnership of InterMedia or (y) result in a, or constitute a breach or default (including any event that, with the passage of time or giving of notice, or both, would become a breach or default) under any applicable Legal Requirement or any judgment, order, decree, contract, license, lease, indenture, mortgage, loan agreement or note, as to which InterMedia is a party or by which any of its properties may be bound, the effect of which would impair in any material respect the a ability of InterMedia to perform its obligations under this Agreement.

     (f) Binding Effect. This Agreement has been duly executed and delivered by each of InterMedia and Buyer and this Agreement constitutes a valid and binding obligation of each of InterMedia and Buyer, enforceable against each of InterMedia and Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.



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     IN WITNESS WHEREOF, the parties hereo have caused this Agreement to be duly executed in New York, New York, as of the day and year first above written.

                                        RCS PACIFIC, L.P.


                                        By MITGO CORP, its General Partner

                                           By: /s/ Frank Washington
                                              --------------------------------
                                              Name:   Frank Washington
                                              Title:  President



                                    TELE-VUE SYSTEMS, INC.


                                    By: /s/ Michael D. Fricklas
                                       ------------------------------------
                                       Name:   Michael D. Fricklas
                                       Title:  Senior Vice President and
                                               Deputy General Counsel


                                    VIACOM INTERNATIONAL INC.


                                    By:  /s/ Thomas E. Dooley
                                       ------------------------------------
                                       Name:   Thomas E. Dooley
                                       Title: Executive Vice President
                                              Finance, Corporate Development
                                              and Communications


                                    INTERMEDIA PARTNERS IV, L.P.

                                    By:  InterMedia Capital Management IV, L.P.
                                         its General Partner

                                    By:  InterMedia Management, Inc.
                                         its General Partner

                                    By:  /s/ Leo J. Hindery, Jr.
                                       ------------------------------------
                                       Name:  Leo J. Hindery, Jr.
                                       Title: President and Chief
                                              Executive Officer